Exhibit 28 (h) (2) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

AGENCY AGREEMENT

THIS AGENCY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) made the 6th day of December, 2016, (the “Effective Date”) by and between FEDERATED PROJECT AND TRADE FINANCE TENDER FUND, a statutory trust existing under the laws of the State of Delaware, having its principal place of business at 4000 Ericsson Drive Warrendale, PA 15086-7561 and a closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) (the “Fund”), and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”):

WITNESSETH:

WHEREAS, the Fund desires to appoint DST as Transfer Agent and Distribution Disbursing Agent, and DST desires to accept such appointment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Provided with Appointment.

In connection with the appointment of DST as Transfer Agent and Distribution Disbursing Agent for the Fund, there will be filed with DST the following documents promptly after the registration statement of the Fund is declared effective by the Securities and Exchange Commission:

A.	A certified copy of the resolutions adopted by the Board of Trustees of the Fund appointing DST as Transfer Agent and Distribution Disbursing Agent, approving the form of this Agreement, and designating certain persons to give Proper Instructions (as defined in Section 2.G below) and requests on behalf of the Fund;
B.	A certified copy of the Certificate of Trust of the Fund;
C.	A certified copy of the Declaration of Trust and By-Laws of the Fund;
D.	A copy of the registration statement of the Fund, as declared effective by the Securities and Exchange Commission.
E.	The opinion of counsel for the Fund, as filed with the Securities and Exchange Commission, stating that the Fund shares, upon issuance and sale in the manner referred to in the Fund’s registration statement, will be legally issued, fully paid and non-assessable (except as described in the registration statement).
F.	For this Section 1, a certificate from the Fund’s Secretary or Chief Financial Officer is acceptable.
2.	Certain Representations and Warranties of DST.

DST represents and warrants to the Fund that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware.
B.	It is duly qualified to carry on its business in the State of Missouri and, as required, in other jurisdictions in which it is required to so qualify or in which DST provides any of the services at any time provided under or in connection with this Agreement (the “Services”).
C.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the Services contemplated in this Agreement.
D.	It is registered, and in good standing, as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”).
E.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
F.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
G.	It shall perform its Services and obligations under this Agreement: (1) in good faith with reasonable care, in a commercially reasonable manner within reasonable limits to ensure the accuracy of all Services performed under this Agreement; (2) in compliance with the federal, state, and local laws, rules, regulations, and regulatory guidance (collectively, “Laws”) generally applicable to DST’s business; (3) in compliance with this Agreement and Proper Instructions provided by or on behalf of the Fund; and (4) without negligence, willful misconduct, bad faith or reckless disregard for its obligations under this Agreement (collectively, the “Standard of Care”). For the avoidance of doubt, except as provided herein, DST shall be responsible for the acts and omissions of itself, its affiliates, subcontractors and agents, and the directors, officers, employees, subcontractors and agents of each of them, in connection with the performance of DST’s Services and obligations under this Agreement. As used herein, “Proper Instructions” means a writing signed or initialed by or originating from one or more authorized persons of the Fund or its investment adviser (it being understood that for purposes of this Agreement, references to the Fund’s “investment adviser” shall include the Fund’s subadviser) identified on Exhibit B hereto (each an “Authorized Person”) or other authorized officer of the Fund. Oral instructions will be deemed to be Proper Instructions if (a) they otherwise comply with the definition thereof and (b) DST reasonably, and in good faith, believes them to have been given by an Authorized Person or authorized officer of the Fund with respect to the transaction involved. The Fund shall promptly confirm any oral instruction, or request the Authorized Person or officer providing such oral instruction to promptly confirm it. Proper Instructions may include communications effected through electro-mechanical devices and may be amended or changed in writing, including without limitation through electro-mechanical or electronic device.
H.	It shall implement, maintain and, at least annually, review written policies and procedures reasonably designed to protect Fund Confidential Information. DST will reasonably cooperate with the Fund, and its investment adviser’s, Authorized Persons or authorized officers (including, without limitation, their respective Chief Compliance Officers and/or any individual designated by the Fund, its investment adviser or such Chief Compliance Officers) in connection with the Fund’s and its investment adviser’s compliance programs.
I.	It shall maintain commercially reasonable insurance policies and coverages with respect to its Services and obligations performed under or in connection with this Agreement throughout the Term of this Agreement. Such insurance coverage is as set forth on Exhibit F attached hereto and incorporated herein by reference. Upon request of the Fund, DST shall provide evidence that such coverage is in place. DST shall, promptly upon receipt of any such notice by any applicable carrier, notify the Fund should any of its bond or insurance coverages be cancelled; such notification shall include the date of cancellation, the reasons therefor and DST’s replacement plans.
J.	DST shall maintain reasonable safeguards reasonably designed for maintaining in confidence any and all Fund Confidential Information in its possession, including, without limitation, the policies and procedures described in the paragraph below. DST shall not, at any time, use any such Fund Confidential Information for any purpose other than as specifically authorized by this Agreement, or in writing by the Fund.

DST has implemented and maintains at each service location physical and information security and data protection safeguards reasonably designed to protect against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of Fund Confidential Information in the possession of DST that will be no less rigorous than those described in the Client Information Security Schedule attached hereto as Exhibit E (which DST agrees to comply with), and from time to time modified at DST’s reasonable discretion. Without limiting the foregoing, DST agrees to comply with the Client Information Security Schedule attached hereto, and implement and maintain a written information security program (which may be modified by DST from time to time, provided that at all times it contains measures that will be no less rigorous than those described in the Client Information Security Schedule attached hereto). To the extent applicable to the Services that are to be provided by DST under this Agreement, DST will, at a minimum, update its policies to remain compliant with applicable regulatory requirements, including, without limitation, the Gramm-Leach-Bliley Act and the Massachusetts Standards for the Protection of Personal Information. DST will meet with the Fund or its representative, at its request, on an annual basis to discuss information security safeguards. If DST or its agents discover or are notified that there has been a confirmed unauthorized access of Fund Confidential Information, then DST will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of DST or its agents at the time of such violation, DST will promptly investigate and advise the Fund as to the steps being taken with respect to such violation. Except as expressly contemplated by this Agreement, DST and its employees, Affiliates, (and in DST’s reasonable discretion, its agents, and service providers) will comply with all confidentiality and data protection obligations under this Agreement. DST shall be responsible for unauthorized use of or access to Fund Confidential Information while in DST’s, its Affiliates’ or its subcontractor’s possession, provided that such unauthorized use or access is due to DST’s breach of its confidentiality, privacy and/or information security policies and procedures; provided, however, that, at a minimum, such policies and procedures contain privacy, confidentiality and information security requirements consistent with the requirements under this Agreement (including, without limitation, the Client Information Security Schedule).

K.	It is in compliance with legal requirements and Laws in all material respects generally applicable to its business, including, without limitation, Laws applicable to its Services and obligations performed under this Agreement.
3.	Certain Representations, Warranties and Covenants of the Fund.

The Fund represents and warrants to DST that:

A.	It is a statutory trust organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify.
B.	Each offer to sell or sale of shares of the Fund by the Fund or its agents, representatives and dealers in each state in which such shares are offered for sale or sold will be made in material compliance with all applicable Federal, State or local laws, rules and regulations.
C.	The Fund is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.
D.	It is in compliance with applicable legal requirements and Laws in all material respects with respect to its business.
E.	All shares of the Fund when issued will be duly authorized, validly issued, fully paid and non-assessable.
4.	Scope of Appointment.
A.	Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints DST as Transfer Agent and Distribution Disbursing Agent.
B.	DST hereby accepts such appointment and agrees that it will act as the Fund’s Transfer Agent and Distribution Disbursing Agent consistent with this Agreement, any instructions provided by an Authorized Person or authorized officer of the Fund, the Standard of Care and applicable Laws. DST agrees that it will also act as agent in connection with the Fund’s periodic tender offers and other open accounts or similar plans for securityholders/members, if any, consistent with this Agreement, any Proper Instructions provided by an Authorized Person or authorized officer of the Fund, the Standard of Care and applicable Laws.
C.	The Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its securityholder/member account records.
D.	DST, utilizing TA2000TM, DST’s computerized data processing system for securityholder accounting (the “TA2000 System”) and in accordance with the terms and conditions of this Agreement (including, without limitation, the Standard of Care), will perform the following Services as transfer and distribution disbursing agent for the Fund, and as agent of the Fund for securityholder accounts thereof, in a timely manner: (i) issuing (including countersigning), transferring and canceling shares; (ii) maintaining on the TA2000 System securityholder accounts; (iii) accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (“NSCC”) on behalf of NSCC’s participants, including the Funds), in accordance with instructions transmitted to and received by DST by transmission from NSCC or on behalf of broker-dealers and banks which have been established by, or in accordance with the Proper Instructions of, an Authorized Person, on the Dealer File maintained by DST; (iv) issuing instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (v) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with NSCC’s Networking and Fund/SERV, each as applicable, rules for those broker-dealers; (vi) maintaining securityholder accounts on TA2000 through Networking; (vii) providing transaction journals; (viii) once annually preparing securityholder meeting lists for use in connection with the annual meeting and certifying a copy of such list; (ix) mailing securityholder reports and prospectuses; (x) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S and performing and paying backup withholding as required for all securityholders; (xi) disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions of shares of the Fund and otherwise acting as administrator for each participant in the Fund’s dividend reinvestment plan; (xii) preparing and mailing confirmation forms to securityholders and dealers, as instructed, for all purchases and liquidations of shares of the Fund and other confirmable transactions in securityholders’ accounts; (xiii) providing or making available on line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company; (xiv) reporting any information from allocations sent to the Social Security Administration (xv) maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions in the Fund shares; (xv) to the extent applicable, calculating the appropriate sales charge with respect to each purchase of the Fund shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund’s distributor (hereinafter “distributor”) or an Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such distributor and disbursing such commissions to the distributor; (xvi) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of securityholder statements to securityholders and registered representatives of dealers in accordance with the Proper Instructions of an Authorized Person; (xviii) processing, generally on the date of receipt, purchases or redemptions or instructions to settle any mail or wire order purchases or redemptions received in proper order as set forth in the prospectus, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined), and causing exchanges of shares to be executed in accordance with the Proper Instructions of Authorized Persons, the applicable prospectus and the general exchange privilege applicable; (xix) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000; (xx) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000 and (xxi) providing a Cash Utilization Arrangement consistent with the provisions set forth in Exhibit A. In addition, upon written instruction and mutual agreement, DST will cooperate with the Fund for purposes of providing a mailing list to the Fund’s chosen print vendor. For clarification, with respect to Blue Sky obligations, the Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the blue sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state).
E.	At the request of an Authorized Person, DST shall use reasonable efforts to provide the Services set forth in Section 4.D in connection with transactions that require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions and (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, or (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System (the “Exception Services”).
F.	DST shall provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s Proper Instructions, Memorandum, or application as amended from time to time, for the Fund provided (i) DST is advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted, which installation or institution DST shall make or cause to be made in a reasonably timely manner. If any such new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation materially increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.
G.	The provisions of this Section 4.G that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agreement or any provisions of any exhibit or other attachment to this Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that – to the extent that DST provides any Services under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other applicable tax laws, including without limitation the Services described in Section 4.D(x) – it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express Proper Instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express Proper Instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express Proper Instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express Proper Instructions of the Fund. The Fund agrees that it will provide express and comprehensive Proper Instructions to DST, and DST agrees to comply with such Proper Instructions, in connection with all of the Services that are to be provided by DST under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other applicable tax Laws (including without limitation the Services described in Section 4.D(x)), including promptly providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.
H.	Additionally, upon receipt of the Fund’s written request, DST shall provide transmissions of shareholder activity to a print vendor selected by the Fund, which vendor may be changed from time to time by the Fund in its sole and absolute discretion upon reasonable prior written notice to DST.
I.	Additionally, at the option of the Fund, DST will provide e-Presentment services, in accordance with the terms and fees as set forth within Exhibit D. Within ninety (90) days following the Effective Date of this Agreement, the Fund must submit written notice to DST of its desire to use the e-Presentment services set forth on Exhibit D attached hereto in order to receive the e-Presentment services at the rates set forth therein. In the event the Fund provides written notice of its desire to use the e-Presentment services after such date, DST may, at its option, provide the e-Presentment services subject to DST resource availability and at DST then-current rates.
5.	Limit of Authority.

Unless otherwise expressly limited by the resolution of appointment or by subsequent action by the Fund, the appointment of DST as Transfer Agent will be construed to cover the full amount of Fund shares for which DST is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount.

In case of such increase the Fund will file with DST:

A.	If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Fund’s Board of Directors approving this Agreement and DST as Transfer Agent and Distribution Disbursing Agent as it relates to the increase in authority;
B.	A certified copy of the amendment to the Declaration of Trust and Bylaws of the Fund authorizing the increase of stock;
C.	If the Fund issues increased membership interests, and such issuance requires approval from a government or regulatory authority, a certified copy of the order or consent of each such governmental or regulatory authority required by law to consent to such issuance; and

6.       Compensation and Expenses.

A.	In consideration for its Services hereunder as Transfer Agent and Distribution Disbursing Agent, the Fund will pay to DST from time to time a reasonable compensation for all Services rendered as Agent or otherwise under this Agreement, and also, all its reasonable billable, expenses, charges, counsel fees and other disbursements (“Compensation and Expenses”) incurred in connection with the agency. Such compensation is set forth in a separate schedule to be agreed to by the Fund and DST, a copy of which is attached hereto as Exhibit A. If the Fund has not paid such Compensation and Expenses to DST within thirty (30) days from the date that such Compensation and Expenses are due, DST may charge against any monies held under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Section 17.
B.	The Fund also agrees promptly to reimburse DST for all reasonable billable, expenses or disbursements incurred by DST in connection with the performance of Services under this Agreement including, but not limited to, expenses for express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, outside printing and mailing firms, magnetic tapes, reels or cartridges (if sent to the Fund or to a third party at the Fund’s request) and magnetic tape handling charges, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund’s request at the Fund’s or a third party’s premises, telecommunications equipment, telephone/telecommunication lines between the Fund and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation (“NSCC”) transaction fees to the extent any of the foregoing are paid by DST. In addition, any other expenses incurred by DST at the request or with the consent of the Fund will be promptly reimbursed by the Fund.
C.	Amounts due hereunder shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by the Fund (the “Due Date”). The Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, the Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable Laws or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund’s or DST’s default or prevent the non-defaulting party from exercising any other rights and remedies available to it.
D.	In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifteenth day after the day on which DST provides to the Fund documentation which the Fund, reasonably and in good faith, agrees reasonably supports the disputed charges consistent with the terms and conditions of this Agreement (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.
E.	The fees and charges set forth on Exhibit A shall increase or may be increased as follows:
(1)	On the first day of each Renewal Term, in accordance with the “Fee Increases” provision in Exhibit A;
(2)	DST may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice, if changes in existing Laws applicable to the Services: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;
(3)	Except for the existing Services that DST provides to the Fund as set forth in this Agreement, DST may charge for additional features of TA2000 used by the Fund which features are not consistent with the Fund’s current processing requirements; and
(4)	In the event DST, at the Fund’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase DST’s cost of performance.

If DST notifies the Fund of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E, the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Fund’s allocable portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation.

If DST notifies the Fund of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.       Operation of DST System.

In connection with the performance of its Services under this Agreement, DST is responsible for such items as:

A.	That entries in DST’s records, and in the Fund’s records on the TA2000 System created by DST, reflect accurately and completely the orders, Proper Instructions, and other information received by DST from the Fund, the Fund’s distributor, the Fund’s investment adviser, the Fund’s custodian, the Fund’s administrator and any other person whom the Fund names on Exhibit B (each an “Authorized Person”), broker-dealers or securityholders;
B.	That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately and completely reflect the data in the Fund’s records on the TA2000 System;
C.	The accurate and timely issuance of distribution checks in accordance with Proper Instructions received from the Fund and the data in the Fund’s records on the TA2000 System;
D.	That redemption transactions and payments be effected timely, under normal circumstances on the day of receipt, and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or securityholders and the data in the Fund’s records on the TA2000 System;
E.	The deposit daily in the Fund’s appropriate special bank account of all checks and payments received by DST from NSCC, broker-dealers or securityholders for investment in shares;
F.	Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, DST will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but rather DST’s liability for an “as of” shall be determined on a case-by-case basis and DST shall be liable for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, DST’s conduct was culpable and DST’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 7.F. when it results in a pricing error on a given day which is (i) greater than a negligible amount per security holder; (ii) equals or exceeds one half of one ($.005) cent per unit times the number of unit outstanding or (iii) equals or exceeds the product of one-half of one percent (½%) times Fund’s Net Asset Value per unit times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). DST’s responsibility will commence with that portion of the loss over $0.005 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).
G.	The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, all in conformance with DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or distributor, or its Fund Counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;
H.	The maintenance of customary records in connection with its agency, and, without limitation, particularly those records required to be maintained for registered investment companies pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, as amended, if any; and
I.	The maintenance of a current, duplicate set of the Fund’s essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

8.       Indemnification.

A.	DST shall provide the Services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, and any other federal or securities laws applicable to DST’s acting as a transfer agent or otherwise providing Services under this Agreement. For those activities or actions delineated in the Procedures, DST shall be presumed to have acted in accordance with the terms and conditions of this Agreement if DST has acted in accordance with the Procedures in effect when DST acted or omitted to act; provided, however, that, at a minimum, DST shall be liable to the Fund for unauthorized use of or access to Fund Confidential Information resulting from DST’s or its agents’ negligence.
B.	DST shall defend, indemnify and hold the Fund, and its respective directors, officers, employees, service providers, and agents (each, a “Representative”) harmless from and against losses, fees, reasonable counsel fees and expenses, penalties and fines, resulting from third party claims to the extent such claims are based upon any claim that any aspect of the Services or systems (including, without limitation, the performance of the Services or DST’s other obligations under this Agreement or any technology or proprietary or intellectual property such as the TA2000 System), provided under, and used within the scope of, this Agreement, infringes a U.S. patent, copyright, a trade secret, or any other U.S. proprietary or intellectual property right of a third party, provided, that (i) DST is immediately notified in writing of any such claim; (ii) DST shall have the exclusive right to control the defense (including counterclaims); (iii) the Fund provides all reasonable information and assistance to settle or defend the action; and (iv) the Fund makes no admission as to liability or agrees to any settlement of or compromise of any such claim.

In no event shall the Fund settle any such claim, lawsuit or proceeding without DST’s prior written approval. In the event of any such claim, litigation or threat thereof, DST shall, in its sole and absolute discretion, either:

(a)	Procure for the Fund a right to continue to use the Services; or
(b)	Replace or modify the Services so as to be non-infringing without materially affecting the functions of the Services; or
(c)	If neither of the above options are commercially feasible, terminate this Agreement and refund to the Fund any pre-paid portion of the fees less a reasonable amount attributable to the Fund’s use of the Services prior to termination.

DST shall have no liability or obligation of indemnity for any claim which is based upon a modification of the Services by anyone other than DST, modifications by DST at the Fund’s request, use of the Services other than in accordance with this Agreement, or use of the Services in combination with other software or hardware not provided by DST if infringement could have been avoided by not using the Services in combination with such other software or hardware. This Section states the entire liability and obligations of DST with respect to infringement of any copyrights, patents, licenses, or trade secrets by the Services or any parts thereof.

C.	Except for DST’s breach of this Agreement or breach of the Standard of Care in performing its duties under this Agreement (or in regards to Exception Services where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence), DST shall not be responsible for, and the Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, reasonable out-of-pocket expenses and liability which may be asserted against DST or for which DST may be held to be liable (including without limitation any attorney’s fees or court costs incurred by DST in enforcing this right to the Fund’s indemnification) (the “Adverse Consequences”), to the extent they arise from:
(1)	All actions or omissions of DST required to be taken or to be omitted by DST pursuant to this Agreement, provided that DST has fulfilled all obligations under this Agreement with respect to the matter for which DST is seeking indemnification;
(2)	The Fund’s refusal or failure to comply with the provisions of this Agreement or the material breach of any material representation or warranty of the Fund hereunder;
(3)	The good faith reliance on, or the carrying out of, any Proper Instructions or requests of Authorized Persons DST’s good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Fund, its investment adviser, its distributor or any other person or entity from whom the Fund or an Authorized Person instructs DST to accept and utilize information, data, records, transmissions and documents;
(4)	Defaults by dealers or securityholders/members with respect to payment for unit orders previously entered;
(5)	The offer or sale of the Fund’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state (unless such violation results from DST’s failure to comply with written Proper Instructions of the Fund or of any Authorized Person or authorized officer of the Fund that no offers or sales be permitted to remain in the Fund’s securityholder records in or to residents of such state);
(6)	The Fund’s errors and mistakes that are inconsistent with this Agreement, the Procedures or any other instructions provided by DST in connection with the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data, provided however that such “errors and mistakes” shall not include errors or mistakes that are attributable to defect or design errors with respect to the TA2000 System or the DST Facilities;
(7)	Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Fund’s records, securityholder and other records, delivered to DST hereunder by the Fund or its prior agent(s);
(8)	Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in Section 21 hereof; and
(9)	DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of is obligations or with gross negligence.
D.	DST shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, reasonable out-of-pocket expenses and liability which may be asserted against the Fund or for which the Fund may be held to be liable (including without limitation any attorney’s fees or court costs incurred by the Fund in enforcing this right to DST’s indemnification) to the extent they arise from: (1) DST’s breach of any provisions of this Agreement; and (2) DST’s breach of the Standard of Care in performing its duties under this Agreement.
E.	IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. For the avoidance of doubt, for purposes of this Agreement, any costs of reprocessing transactions of securityholders/members for losses of interest or other amounts, and/or reimbursement for Fund dilution, in any case resulting from the processing of trades or orders in breach of this Agreement (including, without limitation, the Standard of Care) shall be deemed to be actual damages and not punitive, consequential, incidental, indirect or other special damages subject to the limitation contained in this provision.
F.	DST shall at all times act in accordance with the Standard of Care, and assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties further agree that any encoding or payment processing errors shall be governed by the Standard of Care and Section 4-209 of the Uniform Commercial Code is superseded by Section 2.G of this Agreement. Notwithstanding the foregoing, in any event, the aggregate liability of DST to the Fund for any reason and upon any cause of action whatsoever arising out of the Services under this Agreement shall be limited to the amount paid to DST by the Fund, excluding reimbursable expenses, during the twelve (12) months immediately preceding the event giving rise to DST’s liability (or, if such event giving rise to liability occurs within the first twelve (12) months of this Agreement, an annualized amount paid or accrued to DST by the Fund, excluding reimbursable expenses, to the date such event occurred) (the “Liability Cap”); provided, however, that the aggregate liability of DST to the Fund arising out of any (a) breach of the privacy, confidentiality and/or information security provisions of this Agreement or privacy, confidentiality and/or information security laws generally applicable to DST’s business, or (b) DST’s obligations under Section 8.B, shall be limited to three (3) times the Liability Cap; and provided, further, that the aggregate liability of DST to the Fund arising out of any “Intentionally Malicious Acts or Omissions” (as defined below) shall be unlimited. For purposes of this Section 8.F, “Intentionally Malicious Acts or Omissions” means (i) acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause liability, damage or other harm to the Fund; and (ii) fraud.
G.	Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is materially prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless the indemnified party consents in writing (which consent shall not be unreasonably withheld) and such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

9.       Certain Covenants of DST and the Fund.

A.	All requisite steps will be taken by the Fund from time to time when and as necessary to register the Fund’s shares for sale in all states in which the Fund’s shares shall at the time be offered for sale and require registration. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to DST.
B.	DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D above and establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of Fund shares, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices, and to carry such insurance as it considers adequate and reasonably available.
C.	To the same extent required by Section 31 of the 1940 Act as amended and Rules thereunder for registered investment companies, DST agrees that all records maintained by DST relating to the Services to be performed by DST under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.
D.	DST agrees to furnish the Fund annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Fund. The annual financial statements will be certified by DST’s certified public accountants.
E.	DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the investment company industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve.
F.	DST will permit the Fund and its authorized representatives or any governmental entity that has regulatory jurisdiction over the Fund (each subject to execution of standard mutually acceptable confidentiality and non-use agreements with DST), to make inspections of its operations (including, without limitation, location visits), upon thirty (30) days prior written notice, (other than in the case of review by a governmental entity that has regulatory jurisdiction over the Fund, which notice shall be provided as soon as reasonably possible), but no more than commercially reasonable or as otherwise mutually agreed upon by the parties, solely to the extent such involves or is utilized by DST to provide Services to the Fund at reasonable times during business hours. DST will notify Fund when Fund has exhausted one hundred twenty (120) hours per year for DST audit and security personnel for such reviews, and if Fund requires additional support, Fund will pay for such support at DST’s then-current rates. DST will provide regular assistance and cooperate to make available all reasonably requested records, including on-site access to policies and procedures, but excluding information that in DST’s sole good faith discretion, it determines is highly sensitive in nature or could risk the security of DST’s environment. For clarification, as part of the inspection process Customer is not permitted to (i) perform penetration testing or code scanning on the System, or (ii) to request information about controls and procedures to the extent already covered by the SSAE 16 report, if applicable. Any costs imposed by such governmental or regulatory examiners in connection with such examination (other than fines or other penalties) shall be paid by the Fund to the extent that the examination or inspection specifically related to the Fund or its securityholders/members.

Such audits and examinations shall be conducted in a manner that will interfere as little as possible with DST’s normal and customary conduct of its business activities. To the extent practicable, the Fund shall endeavor to (i) coordinate Fund-directed audits so as to minimize the inconvenience to DST and (ii) conduct Fund-directed audits of DST simultaneously. DST reserves, and shall have, the right to immediately suspend any inspection where other DST clients’ data, agreements, fees or operations (whether those of such client or of DST on behalf of such client) are accessed or viewed or which interfere with DST’s ability to conduct its operations or to perform its obligations under any of its agreements, whether with Fund or with another DST client.

G.	[INTENTIONALLY OMITTED]
H.	DST shall maintain reasonable safeguards for maintaining in confidence any and all Fund Confidential Information, including, without limitation, the policies and procedures described in this Section 9.H. DST shall not, at any time, use any such Fund Confidential Information for any purpose other than as specifically authorized by this Agreement, or in writing by the Fund. DST shall implement, maintain and comply with a written information security program that follows an information security recognized framework – such as NIST Cybersecurity Framework, policies, and procedures that comply with Laws applicable to DST and its performance of the Services and its other obligations under this Agreement, including the Gramm-Leach-Bliley Act and the Massachusetts Standards for the Protection of Personal Information, as applicable, and contain administrative, technical, and physical safeguards reasonably appropriate to its business and the protection of such Fund Confidential Information. DST agrees that such information security program will, at a minimum, comply with Exhibit C (Information Protection Program) and Exhibit E (Client Information Security Schedule) (collectively, the “Standards”) each of which is made a part of this Agreement and applies to the Services. The Standards shall be reasonably designed to: (a) ensure the security and confidentiality of such Fund Confidential Information, (b) protect against any anticipated threats or hazards to the security or integrity of such Fund Confidential Information, (c) protect against unauthorized access to or use of such Fund Confidential Information that could result in harm or inconvenience to the Fund, its investment adviser, other service providers or securityholders/members, (d) provide adequate physical security of all premises in which such Fund Confidential Information will be processed and/or stored, (e) take precautions with respect to the employment of, and access given to, DST employees, including, without limitation, background checks, training, disciplinary measures, and security clearances that assign specific access privileges to individuals; (f) follow an appropriate network security program for networks and equipment that such Fund Confidential Information will be accessed, stored, or transmitted on that will include, without limitation: (i) appropriate access controls and data integrity controls; (ii) monitoring, testing and auditing of controls DST reasonably deems necessary; and (iii) appropriate corrective action and incident response plans, and (g) ensure the proper disposal, making the information unrecoverable, of such Fund Confidential Information as may be required by applicable Laws. In the event that DST permits any of its personnel to store Fund Confidential Information on a portable device, such Fund Confidential Information must be encrypted in a commercially reasonable manner. The Standards are subject to change at any time in accordance with DST’s internal change control procedures, provided that the protections afforded thereby will not be diminished in comparison with those currently provided by DST to the Fund, and those required, under this Agreement. Throughout the Term of this Agreement, as part of the Services, DST shall maintain reasonable backup and security procedures in accordance with its then current internal policies and procedures. DST will be reasonably available to meet with and provide assurances to the Fund concerning its backup procedures as well as its security procedures.

DST further covenants that: (A) DST shall promptly notify the Fund of any actual, confirmed, unauthorized access to Fund Confidential Information (including Customer Information (as defined below)) (a “Security Breach”); (B) when the Systems have been the subject of annual (or more frequent) information security audits conducted internally or by an independent third party by providing the Fund a letter indicating that the audit has been performed and who performed the audit, and making relevant DST personnel reasonably available to discuss the audit as may be necessary or appropriate.

In any notification required under this Section, DST will designate a single individual employed by DST who will be reasonably available to the Fund and its investment adviser as a contact regarding DST’s obligations under this Section. DST shall, subject to DST’s mutual agreement: (i) assist the Fund in investigating, remedying and taking any other action that the Fund deems necessary regarding any Security Breach and any dispute, inquiry or claim that concerns the Security Breach; and (ii) provide the Fund with assurance satisfactory to them that such Security Breach or potential Security Breach will not recur. Unless prohibited by applicable Laws, DST also shall notify the Fund of any third-party legal process relating to any Security Breach, including, without limitation, any legal process initiated by any governmental entity (foreign or domestic). Unless prohibited by applicable Laws, DST shall not provide any notice to any individual or entity identified in the Fund Confidential Information involved in a Security Breach, or identify or refer to the Fund, its investment adviser or other service providers in any public disclosure or government notification regarding the Security Breach, without the Fund’s prior written consent.

I.	DST shall obtain, at its expense, no less than annual SOC1 – Service Organization Controls (SOC1) Type II prepared in accordance with the Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization, covering the transfer agent record keeping processing services. DST shall conduct regular penetration and vulnerability testing on all internet facing applications at DST’s expense. As a result of this testing, DST will: (i) evaluate the results of the penetration testing and resolve issues deemed material by DST’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (ii) mitigate vulnerabilities discovered and deemed material by DST’s personnel within a reasonably appropriate time period. DST will provide the Fund a letter indicating that such testing has been performed and who performed the testing and make relevant DST personnel reasonably available to discuss the testing.
10.	Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of the Fund requiring a change in the Fund’s shares, DST will issue or register shares in exchange for, or in transfer of, the outstanding shares in the old form, upon receiving:

A.	Proper Instructions from an Authorized Person or authorized officer of the Fund;
B.	Certified copy of the amendment to the Declaration of Trust or other document effecting the change;
C.	If applicable, certified copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the new membership interests, and an opinion of counsel that the order or consent of no other government or regulatory authority is required.
D.	Opinion of counsel for the Fund stating:
(1)	The status of the shares of the Fund under the 1933 Act, and any other applicable federal or state statute; and
(2)	That the new issued units are, and all unissued units will be, when issued, validly issued, fully paid and nonassessable.
11.	No Certificates. DST acknowledges that the shares of the Fund will not be certificated.
12.	Death, Resignation or Removal of Signing Officer.

The Fund will file promptly with DST written notice of any change in the Authorized Persons or authorized officers authorized to sign or provide Proper Instructions or requests, together with two signature cards bearing the specimen signature of each new Authorized Person or authorized officer.

13.	Future Amendments of Declaration of Trust, as appropriate.

The Fund will provide DST with all material amendments to its Declaration of Trust made after the date of this Agreement.

14.	Instructions, Opinion of Counsel and Signatures.

At any time DST may apply to any Authorized Person of the Fund, and may with the approval of an Authorized Person or authorized officer of the Fund consult with Fund Counsel for the Fund, or DST’s own legal counsel at DST’s expense, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such Proper Instructions or upon the opinion of such counsel. In connection with Services provided by DST under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other applicable tax Law, including without limitation the Services described in Section 4.D(x), DST shall have no obligation to continue to provide such Services after it has asked the Fund to give it Proper Instructions which it believes are needed by it to continue to provide such Services and before it receives within a reasonable time the needed instructions from the Fund, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably, and in good faith, believed by it to be genuine and to have been signed by an Authorized Person or Authorized Persons, or authorized officer or officers of the Fund, and will not be held to have notice of any change of authority of any such person, until receipt of written notice thereof from the Fund. It will also be protected in recognizing shares which it reasonably believes have been properly issued and recorded in the records of the Funds (including DST as the Fund’s transfer agent).

15.       Force Majeure and Disaster Recovery Plans.

A.	DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service (other than loss or malfunction of hardware or software resulting in substantial part from design defects by DST); a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to DST’s reasonable control which prevents or hinders DST’s performance hereunder. Nothing in this Section shall limit DST’s obligations to promptly implement its business continuity plan, and related policies and procedures.
B.	DST shall continuously back-up Fund records, and shall store the back-up records in a physically and logically secure manner at a location other than its normal location, so that, in the event of a power failure or other disaster or force majeure event at its normal location, Fund records will be maintained intact and will enable DST to perform under this Agreement. DST shall provide back-up facilities to the data center or centers used by DST to provide the Services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the Services specified herein to the Fund in case of damage to the primary facility providing those Services or, as necessary, in the case of any force majeure event. DST shall provide notice of any change in the data center or centers (either primary or back-up) used by DST to provide services to the Fund. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s business continuity plan. Transfer to the Back-Up Facility shall commence promptly after DST’s declaration of a disaster or other force majeure event and shall be conducted in accordance with DST’s business continuity plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster or other force majeure event. Transfer of TA2000 to the Back-Up Facilities will include a current copy of the Fund’s data. Upon declaration of a disaster DST will notify the Fund of the expected recovery time, and provide notification if DST becomes aware that recovery time will not be achieved. The Fund shall not bear any costs (in addition to the Fees and charges set forth in Exhibit A attached hereto) related to such transfer. At least once annually, DST shall complete a successful test of the business continuity plan and provide a copy of test results (including test scope, assumptions, goals, objectives, and any action items generated from testing) to the Fund upon request. Upon notice, and at no cost to DST, the Fund retains the right to audit DST’s disaster recovery processes and plans on no more frequently than an annual basis.
C.	DST also currently maintains, separate from the area in which the operations which provides the Services to the Fund hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency and dividend disbursement agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST’s business continuity plan. At least once annually DST shall complete a successful test of the transfer of operations to other operating areas or to the Crisis Management Center and provide a copy of test results (including test scope, assumptions, goals, objectives, and any action items generated from testing) to the Fund upon request. The Fund retains the right to review and inspect DST’s business continuity processes and plans pursuant to Section 9.F.
D.	In any notification required under this Section, DST will designate a single individual employed by DST who will be reasonably available to the Fund and its investment adviser as a contact regarding DST’s obligations under this Section. DST will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. Without limiting the foregoing, DST will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, DST will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts DST’s provision of services under this Agreement, DST will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan. Upon reasonable request, DST also shall discuss with senior management of the Fund (or personnel authorized by the Fund’s senior management) any business continuity/disaster recovery plan of DST and/or provide a presentation summarizing such plan in sufficient detail to enable an assessment of the effectiveness of the plan.
16.	[INTENTIONALLY OMITTED]
17.	Records.

DST will maintain customary records in connection with its agency (including, without limitation, for transfer agency Services and distribution disbursing agency Services), and particularly will maintain those same records required to be maintained for registered investment companies pursuant to Section 31 of the 1940 Act, including subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, as amended, if any, and any other records reasonably requested by the Fund. All such records will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act, and the rules and regulations thereunder, as if the Fund were a registered investment company under the 1940 Act, and will be surrendered promptly to the Fund on and in accordance with its request. Notwithstanding anything in this Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:

A.	Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit A.
B.	Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.
C.	Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Exhibit A, Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions
18.	Disposition of Books and Records

If the Fund requests DST to do so, DST shall send to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7(g) adopted under the 1934 Act; provided however if the Fund does not request the return of such materials, DST may destroy such materials in accordance with its policies and procedures; provided further, however, that DST must maintain such materials for at least six years, or such other longer period as may be required under applicable Laws. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

19.       Provisions Relating to DST as Transfer Agent.

A.	Before making any original issue of units the Fund will furnish DST with sufficient funds to pay all required taxes on the original issue of the shares, if any. The Fund will furnish DST such evidence as may be required by DST to show the actual value of the shares.
B.	Shares will be transferred or accepted for redemption and funds remitted therefor, or book entry transfer be effected, upon surrender of old shares or receipt by DST of instructions deemed by DST properly endorsed for transfer or redemption accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption. DST reserves the right to refuse to transfer, exchange, sell or redeem shares until it is reasonably satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer, exchange, sell or redeem shares until it is reasonably satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. DST may, in effecting such transfers, exchanges, sales or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST and the Fund or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder/member’s accounts, DST will not be liable for any loss which may arise by reason of not having such records.
C.	DST will issue and mail subscription warrants, certificates representing share dividends, exchanges or split ups, or act as Conversion Agent upon receiving written instructions from any officer of the Fund and such other documents as DST deems necessary.
D.	[INTENTIONALLY OMITTED]
E.	DST will supply a securityholders list to the Fund upon receiving a request from an Authorized Person or authorized officer of the Fund. It will also, at the expense of the Fund, supply lists at such other times as may be requested by an Authorized Person or authorized officer of the Fund.
F.	Upon receipt of written instructions of an Authorized Person or authorized officer of the Fund, DST will, at the expense of the Fund, address and mail notices to securityholders.
G.	In case of any request or demand for the inspection of the books relating to shares of the Fund or any other books in the possession of DST, DST will endeavor to notify the Fund and to secure Proper Instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit such books to any person in case it received an opinion from its counsel that it may be held responsible for the failure to exhibit the books to such person.
H.	DST agrees to furnish the Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a Statement on Standards for Attestation Engagements No. 16 (SSAE 16), report on controls at a Service Organization or successor report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC, and (3) any available reports rendered by independent public accountants on the internal controls and procedures of DST relating to the Services and its obligations under this Agreement, The annual financial statements will be certified by DST’s certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Fund.
I.	(1) DST shall assist the Fund to fulfill the Fund’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, 1933 Act, Securities and Exchange Act of 1934, and, to the same extent as if the Fund were registered thereunder, 1940 Act, including, inter alia, Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Investment Advisers Act of 1940, by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/distribution disbursing agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function so long as such change complies with applicable Laws. DST shall provide the Fund with written notice of any such changes.
(2)	DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those Services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to ensure that our employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.
(3)	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Laws that DST has expressly not agreed to perform on the Fund’s behalf under the Compliance + Program or under this Agreement shall remain the Fund’s sole obligation; provided that, if there is a conflict between the obligations that DST has agreed to perform as set forth in this Agreement and under the Compliance + Program, the provisions of this Agreement shall prevail.
J.	In connection with the enactment of the Red Flags Regulations (the “Regulations”) promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing Section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing Section 315 of the FACT Act:
(1)	DST shall assist the Fund to fulfill the Fund’s responsibilities under certain provisions of the Regulations that focus on certain business processes that represent key activities of the transfer agent/service provider function, as set forth in the DST identity theft program (the “Identity Theft Program”), a current copy of which has hitherto been made available to Fund. These business processes are set forth in the Identity Theft Program. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide Fund with written notice of any such changes thereto.
(2)	DST shall: (i) perform the procedures set forth in the Identity Theft Program, as amended by DST from time to time, which pertain to DST’s performance of those Services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Identity Theft Program, and (iii) provide Fund with written notice of any material changes made to the Identity Theft Program.
(3)	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Agreement and in the Identity Theft Program; and any obligations under the enumerated laws that DST has not expressly agreed to perform under such Identity Theft Program or under this Agreement shall remain the sole obligation of the Fund(s) or the Fund, as applicable; provided that, if there is a conflict between the obligations that DST has agreed to perform as set forth in this Agreement and under the Identity Theft Program, the provisions of this Agreement shall prevail.
(4)	With respect to the Identity Theft Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve Fund and the Funds to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Identity Theft Program and to inspect DST’s operations for purposes of determining DST’s compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Identity Theft Program) shall be paid by Fund.
K.	DST shall establish on behalf of the Fund banking relationships for the conduct of the business of the Fund in accordance with the terms set forth in Section 20.D of this Agreement.
20.	Provisions Relating to Distribution Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by DST as transfer agent in connection with the purchase and redemption of Fund shares).
A.	DST will, at the expense of the Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund. Said checks must, however, be of a form and size convenient for use by DST.
B.	If the Fund desires to include additional printed matter, financial statements, etc., with the distribution checks, the same will be furnished DST within a reasonable time prior to the date of mailing of the distribution checks, at the expense of the Fund.
C.	If the Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST. If stamped envelopes are used, they must be furnished by the Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund.
D.	DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the funds DST receives for payment of distributions, purchases of Fund’s shares, transfers of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement. DST shall not be liable for any damages or expenses as contemplated in Section 8.D arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without breaching this Agreement or the Standard of Care.
E.	DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

21.       Assumption of Duties By the Fund or Agents Designated By the Fund.

A.	The Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those Services of Transfer Agent and Distribution Disbursing Agent as those terms are referred to in Section 4.D of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax Laws, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both parties.
B.	To the extent the Fund or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor from and after the time at which such duties and responsibilities are assumed by the Fund or its agent or affiliate.
C.	DST or its designees shall be responsible for the following: (i) answer and respond to phone calls from securityholders and broker-dealers, and (ii) scan items into DST’s AWDTM System as such calls or items are received by the Fund, and (iii) enter and confirm wire order trades.

22.       Termination of Agreement.

A.	This Agreement shall be in effect for an initial period of five (5) years from the date stated above (the “Initial Term”) unless terminated pursuant to the provisions of this Section 22. Unless a party gives written notice to the other party at least one hundred eighty (180) days before the expiration of the Initial Term or any subsequent Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term being a “Renewal Term”; and the Initial Term together with any Renewal Terms being, as applicable, the “Term” of this Agreement). The parties agree that the effective date of any termination, expiration or cancellation of this Agreement shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least one (1) year prior to the end of the then current term, this Agreement shall automatically extend for a new term equivalent to the same number of years as the Initial Term unless a different period is contained in any new Fee Schedule as the period during which such Fee Schedule shall be effective (in which latter event the period for which the Fee Schedule applies shall be the length of the new term), each such successive term or period, as applicable, being a new “term” of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 22.B. Within one hundred twenty (120) days before the expiration of the Initial Term or any Renewal Term the parties will agree upon a Fee Schedule for the upcoming Renewal Term. Notwithstanding the termination, expiration or cancellation of this Agreement, the terms and conditions of this Agreement shall continue to apply (and DST shall continue to render the Services) until the completion of any deconversion/transfer as contemplated in this Agreement.
B.	Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:
(1)	The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns, which bankruptcy or receivership is not discharged within ninety (90) days; or
(2)	a material breach of this Agreement by the other party, which breach continues for thirty (30) days (or such longer period as the parties may mutually agree) after receipt by the breaching party (and, in the case of the Fund, its administrator) of written notice from the first party specifying in sufficient detail the nature of the breach to permit the breaching party to cure such breach; or
(3)	Failure by the Fund to pay Compensation and Expenses as they become due (except for amounts properly disputed while the dispute is unresolved) which failure continues for thirty (30) days (or such longer period as the parties may mutually agree) after receipt by the Fund and its administrator of written notice from DST specifying in sufficient detail the nature of the breach to permit the Fund to cure such breach.
(4)	Notwithstanding the preceding sentence, (i) in the event of a failure by DST Output, LLC related to the Print Services or the Fulfillment Services, which failure materially adversely affects the business operations of the Fund and which failure continues for thirty (30) days (or such longer period as the parties may mutually agree) after receipt of written notice from the Fund specifying in sufficient detail the nature of the failure to permit such failure to be cured, the Fund’s right of termination with respect to such failure shall be limited to termination of the Print Services or Fulfillment Services, as applicable, rather than termination of this Agreement in its entirety.
C.	In the event of termination, expiration or cancellation of this Agreement: (1), the Fund will promptly pay DST all amounts properly due to DST hereunder; and (2) DST will use its reasonable efforts to transfer the records of the Fund and otherwise reasonably assist the Fund with the transfer of Services, to the designated successor transfer agent, to otherwise provide reasonable assistance to the Fund and its designated successor transfer agent, and to provide other information relating to its Services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time, unless the termination of this Agreement by the Fund is due to the breach of this Agreement by DST, in which case such assistance will be provided by DST at its expense); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

23.       Confidentiality.

A.	All information provided under this Agreement by or on behalf of a party or its agents or service providers (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential (“Confidential Information”). Confidential Information shall include, without limitation, “Customer Information” as defined below. All Confidential Information provided under this Agreement by the Disclosing Party shall be used, including, without limitation, disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under this Agreement. The Receiving Party must bind third parties (by agreement, professional obligation or other confidentiality obligation) to similar confidentiality obligations and terms as reasonably appropriate in light of the extent of such third party’s access to Confidential Information, and the Receiving Party will be liable for the acts or omissions of such third parties in regards to their compliance with the terms of this Agreement. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) where the party seeking to disclose has received the prior written consent of the Disclosing Party providing the information, (d) is rightfully known by the Receiving Party at the time of receiving such information from the Disclosing Party, or (e) is hereafter rightfully furnished to the Receiving Party by a third party without, to the best knowledge of the Receiving Party, any breach of any confidentiality obligation to the other party. A Receiving Party shall protect Confidential Information of a Disclosing Party at least to the same degree as the Receiving Party protects its own Confidential Information. All Confidential Information provided by a Disclosing Party shall remain the property of such Disclosing Party. All Confidential Information, together with any copies thereof, in whatever form, shall, upon the Disclosing Party’s written request, be returned to the Disclosing Party or destroyed, at the Disclosing Party’s election and an authorized officer of the Receiving Party shall provide a written certification to the Disclosing Party that all such Confidential Information has been destroyed; provided, that the Receiving Party shall be permitted to retain all or any portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, to the extent required by applicable Laws or regulatory authority or to the extent required by the Receiving Party’s internal policies and in accordance with its customary practices for backup and storage.
B.	Section 23.A shall not restrict any disclosure required to be made by applicable Laws, or pursuant to any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, except that (i) in case of any requests or demands for the inspection of Confidential Information that arise from persons other than authorized officers of the Disclosing Party, the Receiving Party will promptly notify the Disclosing Party and secure instructions from an authorized officer of the Disclosing Party as to such inspection and (ii) the Receiving Party shall promptly notify an authorized officer of the Disclosing Party in writing of any and all legal actions received by or served on the Receiving Party with respect to the Disclosing Party, and shall use its best efforts to promptly notify the Disclosing Party of all contacts and/or correspondence received by the Receiving Party from any regulatory department or agency or other governmental authority purporting to regulate the Disclosing Party and not the Receiving Party, regarding the Receiving Party’s duties and activities performed in connection with this Agreement, and will cooperate with the Disclosing Party in responding to such legal actions, contacts and/or correspondence, which may include redacting documents prior to disclosure or seeking an order for protective relief. With respect to the disclosure of Confidential Information pursuant to clause (c) of Section 23.A, the Fund and DST will agree on reasonable procedures regarding such required disclosure and the Receiving Party will make every reasonable effort (to the extent legally permitted) to notify the Disclosing Party of requests for such information by the Securities and Exchange Commission or any other federal or state regulatory agencies prior to the release of such records and limit the release of such records only to the extent necessary to fulfill the request.
C.	DST consents to the Fund engaging a third party information security firm (who is not a DST client nor a DST competitor with respect to transfer agency services) for purposes of evaluating and enhancing the Fund’s security, provided that in regards to any DST Confidential Information shared during this process: (i) the Fund has entered into a confidentiality agreement with such third party that contains confidentiality provisions at least as restrictive, in all material respects, as those within this Agreement; (ii) the Fund will require the third party to be subject to the same restrictions regarding the DST Confidential Information as set forth within this Agreement (including, for example, with respect to not being allowed to engage in attack or penetration testing of DST’s systems); and (iii) the Fund will be liable for such third party’s acts or omissions as it relates to compliance with such the provisions set forth in this Section 23.C.
D.	DST and the Fund acknowledge that their obligation to protect Confidential Information is essential to the business interest of the Fund and DST, respectively, and that the disclosure of such information in breach of this Agreement may cause the Fund or DST immediate, substantial and irreparable harm, the value of which would be difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of Confidential Information in breach of this Agreement, the Disclosing Party shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.
E.	Use of Data. In connection with the provision of the services and the discharge of its other obligations under this Agreement, DST (which term for purposes of this sub-Section 23.E includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and DST or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

Subject to the paragraph. below, DST and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and DST or one of its Affiliates, including, without limitation, Data regarding transactions and portfolio holdings relating to the Fund. The Fund agrees that DST and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the DST’s compensation for services under this Agreement or such other agreement, and DST and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund.

F.	Data Privacy. DST agrees to promptly notify the Fund of a Security Breach. DST also agrees to implement commercially reasonable software and other appropriate measures reasonably designed to scan for, detect and prevent the transmission from DST’s computers, hardware, networks and systems of any virus, malware, Trojan horse, worm, time bomb, drop dead device, or other malicious code.

For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s Shareholders, prospective shareholders and plan administrators, including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including, without limitation, the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. For the avoidance of doubt, Customer Information shall include, without limitation, all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. This Agreement shall not be construed as granting DST any ownership rights in the Customer Information.

G.	The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of Fund Confidential Information (including securityholder/member information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided any Fund Confidential Information will be aggregated, anonymized and sometimes enriched with external data sources, DST will comply with all applicable privacy Laws and confidentiality and privacy obligations under this Agreement in connection with the use of such Fund Confidential Information, and in no event shall any non-public, personal information of any securityholder/member of the Fund be disclosed or in any manner identifiable. Without limiting the requirements of the foregoing proviso, DST will not disclose securityholder/member investor names or other personal identifying information, or information specific to or identifying the Fund.
H.	All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination, expiration or cancellation of this Agreement for a period of ten (10) years (including, without limitation, the undertakings and obligations arising under Sections 2.J and 9.H (Information Security) and Section 23 (Confidentiality)), provided that, to the extent DST Confidential Information or Fund Confidential Information (as applicable) includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination, expiration or cancellation of this Agreement and shall remain for so long as such DST Confidential Information or Fund Confidential Information (as applicable) constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act; and, provided further, to the extent that any Fund Confidential Information represents non-public, personal information protected by applicable federal, state or foreign privacy (or similar) Laws, the obligation to protect such Fund Confidential Information shall survive the termination, expiration or cancellation of this Agreement and shall remain for so long as such Fund Confidential Information remains protected under any such Laws.
I.	Upon termination of this Agreement, each party shall return to the other party all copies of Confidential Information or proprietary materials or information received from such other party hereunder and shall, upon request of the Disclosing Party, destroy or render unrecoverable Confidential Information or proprietary materials or information received (and certify to its destruction or unrecoverable status), other than materials or information required to be retained by such party or, in the case of the Fund, Federated Investment Management Company, under applicable Laws or regulation, provided that each party will be required to comply with the confidentiality obligations under this Agreement for any Confidential Information it retains.
J.	[INTENTIONALLY OMITTED]
K.	In the event either party obtains information from or on behalf of the other party (or, in the case of the Fund, from the TA2000 System) which is not intended for such party, such party agrees that, upon gaining actual knowledge that it obtained such information, it will (i) promptly after gaining actual knowledge that it received such information, notify the other party that such information has been received by or made available to such party; (ii) after identifying that such information is not intended for such party, not review, disclose, release, or in any way, use such information; (iii) provide the other party reasonable assistance in retrieving such information and/or destroy such unauthorized information; and (iv) deliver to the other party a certificate executed by an authorized officer of such party (or, in the case of the Fund, an Authorized Person of the Fund) certifying that all such information in such party’s possession or control has been delivered to the other party or destroyed as required by this provision.

24.       Changes and Modifications.

A.	During the Term of this Agreement DST will use on behalf of the Fund without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing Laws applicable to the Services. The Fund agrees to pay DST promptly for such modifications and improvements that are charged for separately at the rate provided for in DST’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist as of the date of this Agreement. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.
B.	DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.
C.	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.
25.	Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including, but not limited to, Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including, but not limited to, AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such company, DST shall have exercised due care consistent with the Standard of Care in selecting the same. Such third party vendors are not, nor shall they be deemed, subcontractors for purposes of this Agreement.

26.	Limitations on Liability. Notice is hereby given that this Agreement has been executed on behalf of the Fund by the undersigned duly authorized representative of the Fund in his/her capacity as such and not individually; that neither the authorization by the Board of the Fund or any other securityholder/member of the Fund, nor the execution and delivery of this Agreement by any officer of the Fund, shall cause this Agreement to have been made by any of them individually or to impose any liability on any of them personally; and that the obligations of this Agreement shall only be binding upon (and enforceable against) the assets and property of the Fund as provided in, as applicable, the Fund’s Declaration of Trust and any amendments thereto, and shall not be binding upon any member of the Board of the Fund or other securityholder/member, manager, or officer of the Fund individually.

27.       Miscellaneous.

A.	This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of New York, excluding that body of law applicable to choice of law to the extent that it would require the application of the laws of another jurisdiction.
B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
C.	Except as otherwise provided in this Agreement, any warranty, liability (or limitation on liability) included in this Agreement is intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.
D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.
E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
G.	If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any applicable Laws or otherwise invalid or unenforceable, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
H.	Except as otherwise provided herein, neither this Agreement nor any rights, duties, or obligations under this Agreement may be assigned by the Fund or DST without the prior written consent of the other. Except as otherwise provided herein, DST may not subcontract any of its rights, duties, or obligations under this Agreement except to an affiliate without the Fund’s prior written consent. DST may assign this Agreement, in whole or in part, or subcontract certain of its obligations hereunder, to any domestic or foreign affiliate of DST; provided that no assignment or subcontracting shall relieve DST of any right, duty, obligation or liability under this Agreement and DST shall remain fully responsible for the acts and omissions of any assignee or subcontractor as it is for its own acts and omissions. The Fund may assign this Agreement, in whole or in part, in connection with any reorganization plan respecting the Fund.
I.	Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and DST. It is understood and agreed that all Services performed hereunder by DST shall be as an independent contractor and not as an employee of the Fund. This Agreement is between DST and the Fund and, except as contemplated in this Agreement, neither this Agreement nor the performance of Services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.
J.	Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.
K.	Any waiver of any provision or obligation under this Agreement must be contained in a writing signed by the party against whom such waiver will be enforced. No waiver by either party or any breach or default of any of the provisions of or obligations under this Agreement shall be construed as a waiver of any succeeding breach or default of the same or of any other provision or obligation. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including, without limitation, the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.
L.	This Agreement, including all exhibits and/or other attachments hereto, constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written. In the event of any conflict, discrepancy or ambiguity between the provisions of the main body of this Agreement and any Exhibits or other attachments comprising part of this Agreement, the provisions of the main body of this Agreement shall control.
M.	All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.
1055 Broadway, 7th Floor
Kansas City, Missouri 64105
Attn: Group Vice President-Full Service
Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.
333 West 11th Street, 5th Floor
Kansas City, Missouri 64105
Attn: Legal Department
Facsimile No.: 816-435-8630

If to the Fund:

Federated Project and Trade Finance Tender Fund
4000 Ericsson Drive
Warrendale, PA 15086-7561
Attn: Senior Vice President, Investor Services
Facsimile No.: 412-992-4378

With a copy to:

Federated Investors, Inc.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
Attn: General Counsel
Facsimile No.: 412-288-3939

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.	DST and the Fund agree that, during the Term of this Agreement and for twelve (12) months after its termination, expiration or cancellation, neither party will solicit for employment or offer employment to any employees of the other that become known to such parties as a result of the performance of this Agreement. Nothing in this provision shall prevent a party from soliciting or offering employment to any employee (1) who is no longer employed by the relevant party for a period of six (6) months; provided that such relevant party (or, as applicable, any investment advisers of the Fund or their affiliates) did not encourage such employee to terminate his/her employment in order to take advantage of this clause (1), or (2) who makes first contact in response to a non-targeted posting or advertisement or non-targeted recruiting efforts of any employment agency or recruiting firm.
O.	The representations and warranties contained herein shall survive the execution of this Agreement. The representations and warranties contained in this Section, Section 27.O and the provisions of Section 8 hereof shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

DST SYSTEMS, INC.

By: /s/ Christopher G. Shaw

Title: Officer

FEDERATED PROJECT AND TRADE FINANCE TENDER FUND

By: /s/ J. Christopher Donahue

Title: President

EXHIBIT A

FEDERATED PROJECT AND TRADE FINANCE TENDER FUND FEE SCHEDULE

TERM: 5 YEARS

I.	Account Service Fees:
A. CUSIP Minimum Fee	$[ ] per CUSIP per year

B.	Account and Processing Fees Compared to Minimum:
Open Account Fee	$[ ] per acct per year
Closed Account Fee	$[ ] per acct per year
New Account Setup Fee - Manual	$[ ] per NASU
New Account Setup Fee – Semi Automated	$[ ] per NASU
New Account Setup Fee – Fully Automated	$[ ] per NASU
Phone Calls	$[ ] per call
Correspondence	$[ ] per item
Redemption Fees	$[ ] per item

(Note: CUSIP Minimum (Section I.A) applies unless aggregate charges for all products in the affected month included in Section I.B exceed one-twelfth of the annual minimum.)

C.	Asset Based Fees (basis points) 1
$[ ] to $[ ]	[ ] Basis Points
$[ ] - $[ ]	[ ] Basis Points
$[ ] - $[ ]	[ ] Basis Points
> $[ ]	[ ] Basis Points

II.	Other Services:2
Automated Work Distributor ™ (AWD)	$[ ] per user

(Does not include hardware or third-party software, products will be priced separately as requested)

Financial Product Setup Fee	$[ ] per CUSIP
Closing Services	$[ ] per position
Closing Services Minimum	$[ ] per product per event

(Closing Services may include the following: coordination from non-traded to listed / traded product, liquidation event, or merger with existing public company. Programming fees related to Closing Services are not included. The greater of the closing services per product minimum or the per position fee will apply.)

K-1 Account Fee	$[ ] per account
K-1 Minimum Fee	$[ ] per year

(Provide K-1 allocation file to the client selected tax preparer)

Escheatment	$$[ ] per CUSIP per filing plus $[ ] per item plus reimbursable expenses as incurred
Ad-hoc Reports	TBD
AIP	$[ ] per month

Distribution Fee:

(Deferred Compensation Payment Support)	$[ ] per fund per month
Self-directed Custodial Services	$[ ] per SSN-paid by s/o

TA2000 Print Data Transmission:

(Data supplied to client selected print vendor)	$[ ] per record
*Aged History Retention Fee – Online	$[ ] per 1,000 lines
*Aged History Retention Fee – Offline	$[ ] per 1,000 lines
*Internet Dealer Commissions	$[ ] per month
Services Provided	Exhibit A.1
*Vision – requires separate agreement	Exhibit A.2
*FAN Mail – requires separate agreement	Exhibit A.3
Cash Utilization Services	Exhibit A.4

III.	*Programming/Implementation Fees:

*Computer/Technical Personnel (2016 Standard Rates):

*Business Analyst/Tester:

Dedicated	$[ ] per year (1,690 hours)
On Request	$[ ] per hour

*COBOL Programmer:

Dedicated	$[ ] per year (1,690 hours)
On Request	$[ ] per hour

*Workstation Programmer:

Dedicated	$[ ] per year (1,690 hours)
On Request	$[ ] per hour

*Web Developer:

Dedicated	$[ ] per year (1,690 hours)
On Request	$[ ] per hour

*Full Service Staff Support:

Senior Staff Support	$[ ] per hour
Staff Support	$[ ] per hour
Clerical Support	$[ ] per hour

Systems Implementation Fee	$[ ]

(Applies to the initial implementation of the business only. Due at signing of Letter of Intent).

Data Conversion Fee	TBD

(Applicable only if historic data converted from previous system)

Notes to Above Fees:

1)	The initial term is five (5) years. With the exception of Section I.B – Account and Processing Fees Compared to Minimum Fees, a Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics. Items marked by an “*” are subject to change with 60 days’ notice.

2)	Reimbursable and Other Expenses are billed as incurred. Reimbursable and Other expenses include but are not limited to: confirmation statements, AML/CIP, regulatory compliance, *Compliance+Program ($[ ]/yr)3, escheatment, freight, internal postage, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, transcripts, microfilm, microfiche, *disaster recovery4, hardware at customer’s facility, telecommunications/network configuration, and lost shareholder search/tracking.

3)	Any fees, reimbursable, or other expenses not paid within 30 days of receipt of invoice will be charged a late payment fee of [ ]% per month until payment is received.

SERVICES PROVIDED

Distribution Center

▪	Receipt and sort of incoming mail
▪	Creation of electronic images for all paper received
▪	Automated distribution of work based on assigned priority
▪	Issuance of redemption and replacement checks

Transaction Processing

▪	New Account Establishment
▪	Account Maintenance
▪	Purchases
▪	Redemptions
▪	Transfers

Control

▪	Input of daily prices and dividend rates
▪	Processing of dividend and capital gain distributions
▪	Reconciliation of daily bank accounts
▪	Blue Sky Transmissions/Support
▪	Commission Processing and Reconciliation
▪	Cash and Share Reconciliation

Year-End

▪	IRS Reporting
-	1099
-	5498

Broker Servicing (phones)

▪	Inquiry
▪	Correspondence
▪	Commission Inquiries

Shareholder Servicing (phones)

▪	Inquiry
▪	Telephone Transactions
▪	Correspondence
▪	Internet Support

VISION

FEE SCHEDULE

Unless specifically indicated otherwise, all fees, charges and discounts will be applied separately to each individual affiliate of Customer that has been assigned a unique management code.

ID Charges

Number of ID Breakpoints	ID Charge Breakpoints
[ ] - [ ]	$[ ] per month/per ID for each of the first [ ] IDs
[ ] - [ ]	$[ ] per month/per ID for each of the next [ ] IDs
[ ] - [ ]	$[ ] per month/per ID for each of the next [ ] IDs
[ ] - [ ]	$[ ] per month/per ID for each of the next [ ] IDs
[ ] - +	No charge for each additional ID over [ ]

In accordance with the schedule above, ID Charges for each affiliate of Customer cannot exceed a monthly maximum of $[ ].

Inquiry Charges

Initial Set-up Fee	[ ]
Per View Charge5
Standard	$[ ]
Reduced	$[ ]

Statement Charges (optional)

Individual Statement Retrieval Charge	$[ ] per statement
Batch Statement Load Charge6	$[ ] per image
Monthly Statement Interface Support Charge7	$[ ]

The Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

Data Extract Charges2

Advisor Requests	$[ ] per file
Non-Advisor Requests	$[ ]per file

Email Alert Charges

Per email charge	$[ ]

Transaction Processing Charges (optional)

Initial Set-up Fee	[ ]
Purchase, Redemption, Exchange, Maintenance	$[ ] per transaction
NSCC Reject Processing	$[ ] per reject
Workflow Response	$[ ] per transaction
New Account Establishment (each new account transaction8 may contain one or more new accounts)[4]	$[ ] per transaction
New Account Web Service Image Delivery	$[ ] per image
Monthly Minimum9	greater of $[ ] or actual usage

Dealer/Branch/Rep Updates (optional)

Flat Fee6

SalesConnect Customers (Rep level)	[ ]
SalesConnect Customers (Branch level)
and Non-SalesConnect Customers
Number of Accounts	Flat Fee Charge
0 – [ ]	$[ ] per month
[ ] – [ ]	$[ ] per month
[ ] – [ ]	$[ ] per month
[ ] – [ ]	$[ ] per month
[ ] - +	$[ ] per month

Per Update

SalesConnect Customers (Rep level)	[ ]
SalesConnect Customers (Branch level)
and Non-SalesConnect Customers	$[ ] per transaction

DST will combine accounts for all affiliates of Customer for purposes of determining the applicable Flat Fee for Customer’s affiliated corporate complex. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. Customer’s number of accounts will be reviewed every January 1 for purposes of determining the monthly Flat Fee charges for that year.

Volume Discounts

Discount Schedule (monthly)10

$[ ] - $[ ]	[ ]%
$[ ] - $[ ]	[ ]%
$[ ] - $[ ]	[ ]%
$[ ] - +	[ ]%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Platinum/Gold Discount

An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Customer for DST’s Vision Services if Customer is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined annual usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. Customer shall receive the following discounts on Vision Services fees for the then current calendar year, in the event the total annual combined usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed at least:

Gold Level

Qualification:	$[ ] annually, but less than $[ ].

Discount:	The discount for each billing cycle equals [ ]% of Vision usage fees billed for such cycle.

Platinum Level

Qualification:	$[ ]annually, but less than $[ ].

Discount:	The discount for each billing cycle equals [ ]% of Vision usage fees billed for such cycle.

Platinum Plus Level

Qualification:	$[ ]annually.

Discount:	The discount for each billing cycle equals [ ]% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount will be shown on each invoice issued to Customer.

FILE AND USAGE FEE SCHEDULE –

BASIC FAN MAIL SERVICES EXHIBIT

1.	Files.

The following Files may be made available to Recipients:

“Account Position” - This file reports the current Financial Product Unit balance and net asset value for every account, regardless of whether the account had activity. This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity” - This file is generated as a result of activity being posted to the Financial Product Unit owner account. The information in this file reports all activity involving the movement of money and/or Financial Product Units (with the exception of distributions) and consists of two (2) records per account.

“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each Financial Product Unit holder account for the Recipient. The Account Master Position is used to initialize the Recipient’s database. The New Account Activity provides any new accounts established for the Recipient. The Non-Financial Activity is generated from maintenance activity to the Financial Product Unit owner registration. These files consist of three (3) records per account.

“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain. The file will be generated after the distribution has been applied to the Financial Product Unit holder account. This file consists of two records (2) per account.

“Daily Price” – This file contains the daily offering price and Net Asset Value of every CUSIP (separate security). This file consists of one (1) record per CUSIP.

“Security” - This file is systematically generated by DST and appended to the end of each associated Account Master Position/New Account Activity/Non-Financial Activity file being delivered. This file may also be generated upon request based on the month-end Account Position file. Unique security investment details such as Ticker/Quotron, CUSIP, Fund and Product Names are reported within this file. This file consists of one (1) record per unique CUSIP delivered in the associated file. Because this file is used to supplement the Account Master Position/New Account Activity/Non-Financial Activity files, DST does not charge any fees for the records provided in this file.

“Average Cost Position/Activity” - This file reports cost basis details including initial cost basis, the source of reporting, the last calculation date, the current net investment figure and current shares. The Average Cost Position file is used to initialize a Recipient’s database. The Average Cost Activity file is generated as a result of a change to the cost basis of an account. These files consist of one (1) record per account.

2.	Usage Fees.

DST will charge Customer fees per record made available, including all “header” records and “trailer” records, in accordance with the following fee schedule. Typically, a single header record is used to designate the beginning of data for a Recipient within a given File and a single trailer record is used to designate the end of data for a Recipient within a given File. One to many records may be included between the “header” and “trailer” records. Most Files consist of two (2) to three (3) records per account, each 160 bytes of information being a separate record.

Accordingly, by way of example, if Customer sends an Account Position File for two Recipients, one with 25 accounts and one with 50 accounts, the following records would be billable to Customer.

	File Type	Records
Recipient A	Header	1
	25 Accounts (2 records per account)	50
	Trailer	1
Recipient B	Header	1
	50 Accounts (2 records per account)	100
	Trailer	1
	Total Records	154

DST will not bill Recipients for the Files made available to them.

Level	Per Record Fees
Branch/Rep	$[ ]
Dealer	$[ ]
Daily Price File	$[ ] or $[ ] per Recipient per month, whichever is less

3. Volume Discount.

DST will offer Customer discounts based on the amount of each total per record charge per method of delivery incurred by Customer in a month. The following discount schedule will apply:

Total Per Record Fees	% Discount on Amount Over Threshold
$[ ] - $[ ]	[ ]%
$[ ] - $[ ]	[ ]%
$[ ] - $[ ]	[ ]%
$[ ] - $[ ]	[ ]%
$[ ] - $[ ]	[ ]%
$[ ] +	[ ]%

Monthly FAN Mail Access and Support Charge $[ ]

The Monthly FAN Mail Access and Support Charge paid by Customer shall not be included in the eligible fees for purposes of determining any discount.

4. Gold and Platinum Discounts.

An additional discount shall be applied to the usage fees paid by Customer for (i) Basic FAN Mail Services and (ii) if Customer is utilizing DST’s Vision Services pursuant to the applicable DST agreement for such services, Vision Services as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to this Service Exhibit, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $[ ], Customer shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:

Gold Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $[ ] ($[ ] annually) but are less than $[ ].

Discount:	If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals [ ]% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals [ ]% of Vision usage fees and an additional [ ]% (i.e., [ ]% total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $[ ] ($[ ] annually).

Discount:	If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals [ ]% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals [ ]% of Vision usage fees and an additional [ ]% (i.e., [ ]% of total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Plus Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $[ ] ($[ ] annually).

Discount:	If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals [ ]% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals [ ]% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. In order to qualify, an affiliate of Customer must be an entity which directly or indirectly controls11, is controlled by or under common control with, Customer. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount shall be shown on each invoice issued to Customer.

DST CASH UTILIZATION

INVESTMENT SERVICE12

The following describes the DST Cash Utilization investment service:

1)	Net collected balances: Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N. A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money Market Sweep: Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money Market account in DST’s name. This account will be registered as “for the account of DST (Client Name)”. The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money Market account. The following business day, balances will again be swept into the Money Market account and will be invested overnight along with residual earnings from previous days, and so on each business day.

Overnight Repo: Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment. The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of principal versus earnings in customer’s accounts.

No investment advisory functions: DST would not be performing investment advisory functions as a part of this service. The Money Market and Repo sweep vehicles are UMB product offerings.

2)	Lower bank account service charges: For customers electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be [ ]% less than customer’s current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank. These reduced fees will benefit customer directly and will not be available to smaller, individual customers of the bank.

Service Fee Payment: Each month, UMB will determine customer’s service fees and invoice them to DST. DST will pay them on customer’s behalf from the accumulated earnings of both overnight investment vehicles. DST will provide customer with a copy of the UMB invoice supporting these charges.

3)	DST Fee: DST’s fee for this service allows for DST to collect [ ]% of all gross overnight investment earnings from both investment vehicles for this Cash Utilization service.

DST Fee Collection: Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles. DST will provide customer with detail supporting the calculation of this fee.

4)	Net Earnings Credit: Each month, the remaining net earnings, reduced by both UMB and DST service charges, will be credited against the Trusts’ Transfer Agency fees as a direct reduction of Trust expenses. Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.

Reconciliation: DST will perform the reconciliation of earnings, service charges and credits. DST will also determine the apportionment of the credits to the individual Trusts in accordance with the following procedure the portion of the total credit that each Trust receives shall be equal to the percentage of total TA fees that each Trust’s individual fees represent each month. On customer’s TA fee invoice, DST will provide the detail of original gross charges, the amount of the credit for each individual Trust and the net amount due for each Trust. The Trusts would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

5)	Independent, Otherwise Unaffiliated Directors: Customer hereby advises DST that the agreement now being negotiated by and between the Trusts and DST whereby DST is appointed as the transfer agent for the Trusts and this Cash Utilization Investment Service will be, approved by a majority of the directors or trustees of each Trust, including a majority of those directors or trustees who are not officers or employees or, except with respect to their serving as a member of the board of directors or trustees are not otherwise affiliated with the Trust or the Trust’s affiliates, that is, are not “interested persons” of the Trust or its affiliates, as that term is defined in the 1940 Act.

6)	Authorization: Notwithstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency, or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST from NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Trusts.

EXHIBIT B

AUTHORIZED PERSONS

Pursuant to Section 7.A of the Agency Agreement (as amended, supplemented or restated from time to time, the “Agreement”), dated as of December 6 , 2016, by and between FEDERATED PROJECT AND TRADE FINANCE TENDER FUND (the “Fund”) and DST SYSTEMS, INC. (“DST”), the Fund authorizes the following individuals to provide Proper Instructions to DST, and receive inquiries from DST in connection with the Agreement:

Name	Title

Lisa Fagan	Vice President, Director, Business Integration Services

Philip C. Hetzel	General Manager, Senior Vice President, Client Services

Christine T. Johnston	Vice President, Director, Relationship Management

Carol M. Kolling	Vice President, Director, Client Contact Center

Deborah A. Slava	Vice President, Director, Strategic and Operational

Robert J. Wagner	Senior Vice President, Director, Investor Services

Joseph A. Del Vecchio	Vice President, Senior Manager, Investor Services Risk Management

This Exhibit may be revised by the Fund by providing DST with a substitute Exhibit B. Any such substitute Exhibit B shall become effective twenty-four (24) hours after DST’s receipt of the document and shall be incorporated into the Agreement.

ACKNOWLEDGMENT OF RECEIPT:

DST SYSTEMS, INC. FEDERATED PROJECT AND TRADE FINANCE TENDER FUND

By:/s/ Christopher G. Shaw	By: /s/ J. Christopher Donahue

Name: Christopher G. Shaw	Name: J. Christopher Donahue

Title: Officer	Title: President

Date: 12/8/2016	Date: December 6, 2016

EXHIBIT C

INFORMATION PROTECTION PROGRAM

DST has a formal Information Protection Program (IPP) that was established and exists as a working roadmap for DST security. DST does Risk Assessments, Security Assessments, Security Awareness for the corporation as a whole, targeted training for specific applicable groups, and other security related activities. DST has a program and process pursuant to which DST reviews its technology and architecture and security requirements and needs.

Integral to the function of the IPP are the Global Security Council (GSC). The GSC convenes periodically during the year and is responsible for 1) identifying, measuring and rating risks, 2) approving policies, standards, and practices, and 3) assessing and reporting progress towards compliance. The GSC convenes periodically during the year and is responsible for providing executive level oversight and guidance to the Information Protection Program.

A component of the IPP is DST’s Policies, Control Standards, and Technology Baselines. DST’s Security Management Console (SMC) is an on-line system DST obtained from Archer Technologies that provides Security Policies, Control Standards, and Technical Baselines, oriented to the financial industry. The policies and standards incorporated in the SMC are designed to be consistent and evolve with ISO27001, HIPAA, Data Protection Act of 1998, IS Forum Standards, FFIEC IS Booklet, and MAS to the extent DST deems them applicable to its business.

DST has in place security log and activity monitoring, on a 24x7x365 basis. DST has an Intrusion Detection System (IDS) implemented to keep us informed on network activity. DST has an incident response process to deal with unexplainable logs and activities that are observed. This process is reviewed for validity and effectiveness for the purpose. DST also uses third party security reviews to provide the information to support DST’s security efforts. If vulnerabilities are identified, then DST shall review such results in efforts to determine in its sole discretion whether additional remediation efforts are required.

All of the foregoing policies and procedures are subject to regular review and modification without notice, it being agreed that (i) no change to the foregoing shall diminish the over-all level of security and protections afforded to Fund Confidential Information as maintained on the DST Subaccounting System and the DST Facilities and (ii) DST hereby undertakes that it shall at all times have in place data security policies and standards that are reasonably designed to be consistent and evolve with ISO27001, HIPAA, Data Protection Act of 1998, IS Forum Standards, FFIEC IS Booklet and MAS to the extent DST reasonably deems them applicable to DST’s business or the Services.

DST will continue to provide The Fund with a SSAE 16 report once every six (6) months, which details DST’s internal controls surrounding the TA2000 Mutual Fund Transfer Agent Processing system.

EXHIBIT D

SERVICES SCHEDULE

For

e-Presentment Services

This is a “Services Attachment” for e-Presentment Services (“Services”) entered into as of December 6, 2016 (“Effective Date”) by and between Federated Project and Trade Finance Tender Fund (“Customer”) and DST Systems, Inc. (“DST”) made a part of the Master Services Agreement dated December 6, 2016, by and between Customer and DST (“Agreement”). Unless specifically stated otherwise, all terms, covenants and conditions described in the Agreement are incorporated herein by reference as if the same had been described herein in full. In the event of a conflict between the terms set forth in this Services Schedule and the Agreement, the terms of this Services Attachment shall govern.

1.	Definitions

Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement.

“Application” means the Services applications as set forth in this Services Attachment.

“Consent” means End-Users expressed consent to access and retrieve document information, including periodic statements, financial information, disclosure, tax, or confirmation documents, or marketing materials, electronically.

“Development Documents” means any of the following documents: System Requirements Document, Project Development Estimate, Project Requirements Document or any other mutually agreed to document describing the development activities.

“Document” means the equivalent electronic rendition of a single customer communication to an End-User as identified in the Services Attachment, including, but not limited to statement, dunning notice, check image, report, trade confirmation, or tax document.

“Document Type” means the documents set forth in Table A for which the Services will be provided.

“End-User” means (i) Customer’s authorized representatives and (ii) Customer’s customers that have provided Consent to access electronic Applications provided by DST Output via the Internet.

“Image” means the equivalent of impression that would be applied to one side of a single sheet in a simplex print-processing environment.

“Services” means the services described in this Services Attachment.

“Start of Clock” means the point in time when DST receives the complete, usable file, formatted for presentment.

“Turnaround Time” is described in Table A of Section 2.

2.	Description of Services

2.1 DST will provide the following Services (“Services”):

a.	Data Processing – Non Printed Documents: DST will process Customer’s data, format, and index the data in a design and format as defined in the applicable Development Documents to support the electronic presentment and delivery of Documents.

b.	Load All – Document load, storage and CSR web presentment: DST will process Customer’s data, format, and index data for presentment of Documents in PDF format as described in Table A and applicable Development Documents. DST will load Documents into its electronic Application (“DST Archive”). Documents will be stored for 24 or until the Agreement is terminated, whichever is earlier, following the load date of Documents. DST shall properly destroy Documents on its system once DST is no longer obligated to maintain such Documents, as set forth herein. All loaded Documents will be available online for CSR viewing, regardless of whether or not the End-User has provided Consent for delivery of Documents.

c.	Consented Load Only – Document, load, storage and CSR web presentment: DST will process Customer’s data, format, and index data for presentment of Documents in PDF format as described in Table A and applicable Development Documents. DST will load Documents for End-Users who have provided Consent for electronic delivery of Documents into its electronic Application (“DST Archive”). Documents will be stored for 24 or until the Agreement is terminated, whichever is earlier, following the load date of Documents. DST shall properly destroy Documents on its systems once DST is no longer obligated to maintain such Documents, as set forth herein. All loaded Documents will be available online for CSR viewing.

d.	Presentment Hosting: DST will provide a hosted environment to enable Consumer Presentment, Secure eMail and CSR web presentment. Application hosting includes managing the hardware and software environment, the capacity to support presentment, as well as creation, delivery and management of email notifications.

2.2	As requested by Customer and upon payment of additional fees, DST will provide the following optional services:

a.	Statement Presentment via Web Services: Up to twenty-four (24) months of Documents for End-Users, excluding, if applicable, any third party intermediaries such as agents, who have not provided Consent or elected paper suppressions, will be made available via a standard web services request from Customer’s website. All loaded Documents will be available online for CSR viewing, regardless of whether or not the End-User has provided Consent for delivery of electronic Documents.

b.	Statement Presentment for End-Users via DST hosted services: DST will develop Customer branded web pages for electronic presentment of Documents to End-Users, excluding third party intermediaries such as agents, who have provided Consent. DST will provide “document available” email notifications to End-Users indicating that a Document is available online for viewing. This service includes Customer defined requirements for retries of email notifications, as well as spam and bounce management capabilities as defined in the applicable Development Documents. DST will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.

d.	Dealer Viewing via VISION: Up to twenty – four (24) months of electronic Documents for third party intermediaries such as dealers will be available via DST Systems’ VISION application.

e.	Consent and Suppression: DST will provide Customer branded web pages for the collection of End-User Consent for electronic delivery of Documents and suppression of paper based delivery.

f.	Extended Storage of Documents in DST Archive: Customer must notify DST in writing 60 days in advance of the end of any 24 month retention period expiration of Customer’s desire to have Documents stored for additional months. Documents will continue to be retained so long as the Customer has not made a request in writing to terminate Extended Storage. DST shall properly destroy Documents on its system after the required storage period has ended and DST is no longer obligated to maintain such Documents, as set forth herein.

g.	eMail Notifications: DST will create and send an email with content provided by Customer, to Consented End-Users with the email addresses contained in the consent database or as otherwise provided by Customer. eMail delivery occurs after Documents are loaded into the Application and released or made available for viewing. This Service includes Customer defined requirements for eMail retries, spam and bounce management capabilities. DST will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.

h.	Regulatory eMail Notifications: DST will create and send an email, with links to respective regulatory documents with content provided by Customer, to Consented End-Users with the email addresses contained in the consent database or as otherwise provided by Customer. eMail delivery occurs after email samples are approved and released for delivery by Customer. This Service includes Customer defined requirements for eMail retries, spam and bounce management capabilities. . DST will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.

i.	Secure eMail Delivery: DST will generate electronic Documents in PDF format, encrypt the Documents and attach to an email template with content provided by Customer, and send via email to End-Users with the email addresses contained in the consent database or as otherwise provided by Customer. Secure eMail delivery occurs after Documents are loaded into the electronic Application and released or made available for viewing. This service includes Customer defined requirements for retries, as well as spam and bounce management capabilities. DST will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.

j.	Mailgram – Letter Only: When an eMail Notification bounces back to DST as undeliverable, DST will generate an electronic file in a commercially standard format and present to Customer’s designated print provider.

k.	Mailgram – Letter with Document: When an eMail Notification bounces back to DST as undeliverable, DST will generate an electronic file in a commercially standard format and present to Customer’s designated print provider.

l.	Print from DST Archive: Upon Customer request, DST will generate an electronic file with copies of the Documents stored in DST’s electronic Application in a commercially standard format and present to Customer’s designated print provider.

m.	SMS Mobile Alert Services: DST will create and send out-bund (mobile terminated) SMStext messages with content provided by Customer to Consented End-Users with the mobile number contained in the consent database or as otherwise provided by Customer. This Service includes Customer defined requirements for which events SMS Notifications will be sent. DST Output will receive and process in-bound (mobile originated) SMS text messages with instructions provided by Consented End-Users according to the Customer defined requirements. DST Output will make the failed SMS information (a list of undeliverable mobile numbers) available to Customer via a report available in the ePriority portal.

i.	In order for DST to provide the SMS Mobile Alert Services, Customer shall provide DST the following:
1.	Customer’s bank account information for ACH electronic payment processing;
2.	Payment instructions that comply with the ACH Operating Rules and End-User’s required authorization;
3.	Customer’s merchant and terminal IDs for credit card payment processing.

ii.	Customer acknowledges that DST has contracted with a third party Aggregator to enable the SMS Mobile Alert Services.

iii.	DST has no independent means to verify the accuracy or legal status of the information provided by Customer, End-User or Customer’s service representatives. Therefore, for each Payment Instruction processed by DST Output on behalf of Customer, Customer warrants that (i) each End-User has been authenticated by Customer, (ii) each Payment Instruction is made in accordance with the required authorization of each End-User, (iii) the End-User’s authorization of the Payment Instruction has not been terminated in whole or in part by operation of law or otherwise at the time each Payment Instruction is to be processed, and (iv) each Payment Instruction complies with all applicable Rules, federal and state laws and regulations, including, without limitation, the EFTA and Regulation E.

iv.	Customer will not penalize End-User for any errors, failures or delays by DST or the Aggregator.

n.	eMail from DST Archive: DST will process requests to eMail Documents stored in DST’s electronic Application. Customer will be required to enter required data to select and complete the email template. This Service includes Customer defined requirements for e Mail retries, spam and bounce management capabilities as defined in the applicable Development Documents. DST will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.

o.	Fax from DST Archive: DST will process requests to fax Documents stored in DST’s electronic Application. Customer will be required to enter required data to complete a fax cover sheet, which will count as one sheet. This Service includes retries as set forth in the applicable Development Documetns.as defined in the applicable Development Documents.

p.	Document Load from Customer’s Historical Archive: DST will process Customer’s historical data along with an index file as described in Table A and applicable Development Documents. DST will load the data into its electronic Application (“DST Archive”). The data will be stored for twenty-four (24) months or until the Agreement is terminated, whichever is earlier following the load date of Documents. DST shall properly destroy Documents on its system once DST is no longer obligated to maintain such Documents, as set forth herein. All Documents will be available online for CSR viewing, regardless of whether or not the End-User has provided Consent.

q.	Marketing eMails to Customer’s customers: DST will create and send emails containing content provided by Customer to the email addresses contained in an email request via batch file or web services as provided by Customer. eMail delivery occurs after each email file is released. This Service includes Customer defined requirements for eMail retries, spam and bounce management capabilities. DST will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.This Service is intended for emails sent to Customer’s customers for any business related communication, and is specifically not available for solicitation purposes.

Table A: Presentment Document Types, Turnaround Times, Volumes and Frequency

Document Type to be Presented	Turnaround Time (from Start of Clock to release of Documents)	Frequency Packages/ Sheets/ Images	Frequency or Production Period
Letters (daily runs)	TBD	TBD	TBD
Consolidated Daily Confirms (CDLY)	TBD	TBD	TBD
Investor Statements (INVM) (can be monthly or quarterly)	TBD	TBD	TBD
Dealer Statements	TBD	TBD	TBD
Tax Forms (YPCT)	TBD	TBD	TBD

Table B: Service Types and Turnaround Times

Service Type	Turnaround Time
eMail Notifications	Within 24 hours after release of Documents, e-Mails will be sent via the Internet.
Mailgram – Letter Only	Within 48 hours from the daily cutoff time as defined in the applicable Development Documents printed versions of Documents with cover sheets will be sent to the postal delivery carrier.
Mailgram – Letter with Document	Within 48 hours from the daily cutoff time as defined in the applicable Development Documents, printed versions of Documents with cover sheet will be sent to the postal delivery carrier.
Print from DST Archive	Within 48 hours from the daily cutoff time as defined in applicable Development Document, printed versions of Documents with cover sheet will be sent to the postal delivery carrier.
eMail with DST Archive	Within 5 minutes from receipt of request, email notifications with attachments will be faxed to End-Users.
Fax from DST Archive	Within 15 minutes from receipt of request, printed versions of Documents with fax cover sheet will be faxed to End-Users.

2.3 Development Documents

The Development Documents describe all requirements for customization of the Services, the web site, and other systems and software utilized in connection with performance of the Services. Customer will comply with the terms of the Development Documents that describe any project assistance that may be required for completion of deliverables described in the Development Documents. The Services may also include such additional services and/or customization of the Services as may be mutually agreed upon by the Parties from time to time. Each such additional service and/or customization, together with such additional pricing, fees, expenses, terms, conditions, as mutually agreed by the Parties, shall be detailed in separate Development Documents that will be annexed to and made a part of this Services Attachment.

3.	Service Levels
3.1	DST shall meet the performance levels identified in the following table assuming the Internet, third party providers, and network components external to DST are available and operating.

Function	Service Level
Access to electronic documents (System Availability)

24x7x365 up-time availability at 98.0% or greater availability per month not including scheduled maintenance (“System Availability”). In addition, services will not be available during scheduled maintenance, which will be communicated to Customer prior to the downtime. Note Up-time = [Total time – (scheduled maintenance time + down time)]/[Total time – scheduled maintenance time]

3.2	No more than two (2) times each calendar year, each DST facility will be taken down completely for extended maintenance, for approximately twelve (12) hours.

3.3	Customer recognizes that certain normal scheduled outages (including, but not limited to, scheduled maintenance, of which Customer will be notified within thirty (30) days of the initiation of processing) and pre-planned extraordinary events (e.g. major hardware or software installations) may affect DST’s ability to achieve the agreed performance levels. DST will use reasonable efforts to schedule the extended maintenance events so as to minimize disruption to Customer’s operations and shall provide at least fifteen (15) days prior notice of such events. Any Service Level commitment shall be extended by the time of the scheduled maintenance periods.

3.4	DST shall not be responsible for missing the performance parameters when such failure was a result of:
•	A failure to perform properly or timely by a third party whose performance is a prerequisite for DST’s performance.

•       Failures attributable to user errors or misuse of the eCommunications Services

•       Failures to use corrections supplied by DST or modifications made by Customer or any third party.

•       Unavailability of a system or service where such unavailability results in whole or in part from Customer- controlled equipment.

3.5	If the timely availability of any DST system or service depends on equipment Customer controls (such as Customer’s network, servers, and workstations), Customer is responsible for assuring the proper functioning of such equipment.

3.6	Internet. Customer acknowledges that the Internet is an unsecure, unstable, unregulated, unorganized and unreliable environment, and that the ability of DST to provide the eCommunications Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers and encryption system developers and other vendors and third parties. In addition to the other events of Force Majeure set forth in the Agreement, neither Party shall be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to power failures, functions or malfunctions of the Internet, telecommunications services, firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Attachment.

4.	Delivery of Data for Processing, Schedules and Data Requirements

Customer will transmit via a mutually agreed upon method and on an agreed upon schedule.

Delivery of the Customer Data to the DST production facility will be via the format, protocols and formatting instructions set forth in the agreed Development Documents and Customer Data must fulfill the requirements identified in the Development Documents.

DST will have no responsibility for delays or errors resulting from Customer’s failure to provide Customer Data correctly. Customer may, at its option, transmit Customer data before Customer has made a final accuracy check. Therefore, DST will hold all production until a written or electronic release has been issued by Customer. Should retransmissions be necessary or a release be issued that is later rescinded, Customer shall pay DST the applicable processing Fees, (i.e. Load All, Statement Presentment, and Electronic Distribution and Notification fees), for any work performed prior to rescission at the rates set forth in the Pricing Attachment.

5.	Obligations and Conditions of Services
5.1	DST assumes no responsibility for the business results achieved from use of the Services or errors or interruptions caused by third parties, including but not limited to (i) failures attributable to user errors or misuse of the Services, (ii) failures to use corrections supplied by DST, or (iii) modifications by Customer or any third party. DST makes no warranty with respect to the performance of third parties such as web portals, automated clearing houses, financial institutions, and other internet service providers and telecommunication carriers, or as to the reliability, security or performance of the internet.

5.2	Customer will promptly notify DST of any suspected fraudulent activity of which Customer may become aware during the Term. Customer will only use the payment services for the purposes contemplated herein and in accordance with the policies and procedures provided by DST.

5.3	Customer will notify DST in writing immediately if it becomes aware of any claim of loss or liability by a third person related to a Service.

6.	Fees

DST will perform the Services in exchange for the Fees set forth in the Fees Exhibit attached hereto as Exhibit A.

7.	Term and Termination

This Services Attachment shall be effective upon the Effective Date and shall be coterminous with the Agreement unless either Party provides written notice of intent not to renew at least one hundred and eighty (180) days prior to the expiration date of the Initial Term or the then current Renewal Term (as such terms are defined in the Agreement). The Initial Term and Renewal Term are collectively referred to as the “Term”.

In the event that Customer upon termination or expiration of this Services Attachment requests DST to provide Customer with return data files to support an equivalent solution additional fees will apply.

8.	Limitation of Liability

For the purposes of this Service Exhibit, the standard of care and limitation of liability shall be as set forth in Sections 2.G and 8 of the Agreement.

IN WITNESS WHEREOF, the Parties execute this Services Attachment through their authorized representatives as of the Effective Date.

DST Systems, Inc.	Federated Project and Trade Finance Tender Fund

By: /s/ Christopher G. Shaw	By: /s/ J. Christopher Donahue

Print: Christopher G. Shaw	Print: J. Christopher Donahue

Title: Officer	Title: President

Date: 12/8/2016	Date: December 6, 2016

SERVICE SCHEDULE – EXHIBIT A

FEE SCHEDULE*

Electronic Media	Solution for Investors, Advisors, and Fund Sponsors.
Per Document
Loading Fee	Document presentment, which includes loading and storing confirmation statements, letters, and tax forms for 24 months at DST’s Winchester data center. All documents are available online for viewing through DST’s web service, regardless of whether or not the Investor has provided consent for receipt of online documents. A document represents one statement/letter that an investor would have received in one mailed envelope package, regardless of the number of pages in that envelope.	$[ ]
Vision Channel Fee	Document presentment to support online viewing for advisors through the DST Vision web application.	$[ ]
Archival	Documents presentment for an extended term beyond 2 years of the loading fee above per year.	$[ ]
Per E-Mail
E-Mail Notification	E-mail notification to Investors of document availability on DST web service. Notification volume will be determined by Investor consent to shut off paper.	$[ ]
Regulatory E-Mail Notification Development Implementation

E-mail notification to Investors that provided consent for compliance documents made available on-line.

Designing, coding, constructing, software integration and unit testing software solutions. Updating email templates. Print analysis involves the developing and deploying of print resources. Preparing and creating the Project Requirements Document, Input Data Map, Document Type map, and other documents required under the System Development Life Cycle (SDLC). Managing project software

Events.

One time additional implementation set up fee separate from on-boarding fee.

$[ ] Per Hour $[ ] One-Time TBD

*The fees are subject to an increase on each anniversary of the agreement in an amount not less than the annual percentage change in the Consumer Price Index for all Urban Consumers (“CPI-U”) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics for the 12 calendar months immediately preceding such anniversary. The fees presented in this Exhibit A are subject to change unless this Services Attachment is agreed to and executed by the Parties no later than December 31, 2016.

CLIENT INFORMATION SECURITY SCHEDULE

All capitalized terms not defined in this DST Systems, Inc. (“DST”) Client Information Security Schedule (this “Security Schedule”) shall have the meanings ascribed to them in the Agency Agreement by and between DST and Federated Project and Trade Finance Tender Fund (“Client”) dated December 6, 2016 (the “Agreement”).

DST and Client hereby agree that DST shall maintain and comply with an information security policy (“Security Policy”) that is reasonably designed to satisfy the requirements set forth below; provided, that, because information security is a highly dynamic space (where laws, regulations and threats are constantly changing), DST reserves the right to make changes to its information security controls at any time and at the sole discretion of DST in a manner that it believes does not materially reduce the protection it applies to Client Data (as defined below).

From time to time, DST may subcontract services performed under the Agreement (to the extent provided for under the Agreement) or provide access to Client Data or its network to a subcontractor or other third party; provided, that, in DST’s reasonable discretion, such subcontractor or third party implements and maintains security measures DST believes are at least as stringent as those described in this Security Schedule.

1.              Objective.

The objective of DST’s Security Policy and related information security program is to implement data security measures reasonably designed to:

a.              Protect the privacy, confidentiality, integrity, and availability of all confidential data and information disclosed by or on behalf of Client to, or otherwise comes into the possession of DST, in connection with the provision of services under the Agreement and to the extent the same is deemed confidential information under the terms of the Agreement (collectively, “Client Data”). For the avoidance of doubt, and without limiting the foregoing, “Client Data” includes all Confidential Information of the Client and its agents or service providers, including, without limitation, all “Customer Information,” as contemplated in the Agreement;

b.              protect against accidental, unauthorized, unauthenticated or unlawful access, copying, use, processing, disclosure, alteration, transfer, loss or destruction of the Client Data;

c.              comply with governmental laws, rules and regulations that are generally applicable to DST’s business; and

d.              implement administrative, physical, technical, procedural and organizational safeguards.

2.	Risk Assessments.

a.              Risk Assessment - DST shall, at least annually, perform risk assessments that are designed to identify material threats (both internal and external) against Client Data, the likelihood of those threats occurring and the impact of those threats upon the DST organization to evaluate and analyze the appropriate level of information security safeguards (“Risk Assessments”).

b.              Risk Mitigation - DST shall use commercially reasonable efforts to manage, control and remediate any threats identified in the Risk Assessments that it believes are likely to result in material unauthorized access, copying, use, processing, disclosure, alteration, transfer, loss or destruction of Client Data, and commensurate with the sensitivity of the Client Data and the complexity and scope of the activities of DST pursuant to the Agreement.

c.              Security Controls Testing - DST shall, on approximately an annual basis, engage an independent external party to conduct periodic reviews of DST’s information security practices. DST shall have a process to review and evaluate high risk findings resulting from this testing.

3.	Security Controls.

Annually, upon Client’s reasonable request, DST shall provide Client’s Chief Information Security Officer or his or her designee an opportunity to discuss DST’s information security measures.

4.	Organizational Security.

a.              Responsibility - DST shall assign responsibility for information security management to qualified personnel only.

b.              Access - DST shall permit only those personnel performing roles supporting the provision of services under the Agreement to access Client Data.

c.              Confidentiality - DST personnel who have accessed or otherwise been made known of Client Data shall maintain the confidentiality of such information in accordance with the terms of the Agreement.

d.              Training - DST will provide information security training to its personnel on approximately an annual basis.

5.	Asset Management.

a.              Data Sensitivity - DST acknowledges that it understands the sensitivity of Client Data.

b.              External Hosting Facilities – If applicable, DST shall implement controls, regarding the collection, use, storage and/or disclosure of Client Data by an external hosting provider.

6.	Physical Security.

a.              Securing Physical Facilities - DST shall maintain systems located in DST facilities that host Client Data or provide services under the Agreement in an environment that is designed to be physically secure and to allow access only to authorized individuals. A secure environment includes the availability of onsite security personnel on a 24 x 7 basis or equivalent means of monitoring locations supporting the delivery of services under the Agreement.

b.              Physical Security of Media - DST shall implement controls that are reasonably designed to deter the unauthorized viewing, copying, alteration or removal of any media containing Client Data. If applicable, removable media on which Client Data is stored by DST (including thumb drives, CDs, and DVDs, and PDAS) will be encrypted based on DST encryption policies.

c.              Media Destruction - DST shall destroy removable media and any mobile device (such as discs, USB drives, DVDs, back-up tapes, laptops and PDAs) containing Client Data or use commercially reasonable efforts to render Client Data on such physical media unintelligible if such media or mobile device is no longer intended to be used. All backup tapes that are not destroyed must meet the level of protection described in this Security Schedule until destroyed or rendered irretrievable.

d.              Paper Destruction - DST shall shred all paper waste containing Client Data and dispose in a secure and confidential manner making it unrecoverable.

7.	Communications and Operations Management.
a.	Network Penetration Testing - DST shall, on approximately an annual basis, contract with an independent third party to conduct a network penetration test on its network having access to or holding or containing Client Data. DST shall have a process to review and evaluate high and medium risk findings resulting from this testing. DST shall provide to Federated Investment Management Company a high-level summary identifying the date of the testing, the scope of the testing, and who conducted the testing in a timely manner after completion of the testing.

b.              Data Protection During Transmission - DST shall encrypt, using an industry recognized encryption algorithm, personally identifiable Client Data when in transit across public networks.

c.              Data Loss Prevention - DST shall implement a data leakage program that is reasonably designed to identify, detect, and monitor Client Data.

d.              Malicious Code – DST shall implement controls that are reasonably designed to detect the introduction or intrusion of malicious code on information systems handling or holding Client Data and implement a process for removing said malicious code from information systems handling or holding Client Data.

8.	Access Controls.

a.              Authorized Access - DST shall have controls that are reasonably designed to maintain the logical separation such that access to systems hosting Client Data and/or being used to provide services to Client will uniquely identify each individual requiring access, grant access only to authorized personnel based on the principle of least privileges, periodically review and attest to the validity of individual’s access and prevent unauthorized access to Client Data.

b.              User Access - DST shall have a process to promptly disable access to Client Data by any DST personnel who no longer requires such access. DST will also promptly remove access of Client personnel upon receipt of notification from Client.

c.	Authentication Credential Management - DST shall communicate authentication credentials to users in a secure manner, with a proof of identity check of the intended users.

d.              Multi-Factor Authentication for Remote Access - DST shall use multi factor authentication and a secure tunnel, or another strong authentication mechanism, when remotely accessing DST’s internal network. DST will also use similar multi-factor authentication for any vendors or third party service providers remotely access their DST internal network.

9.	Use of Laptop and Mobile Devices in Connection with the Agreement.

a.              Encryption Requirements - DST shall encrypt any laptops or mobile devices (e.g., Blackberries, PDAs) containing Client Data used by DST’s personnel using an industry recognized encryption algorithm with at least 256 bit encryption AES (or equivalent).

b.              Secure Storage - DST shall require that all laptops and mobile devices be securely stored whenever out of the personnel’s immediate possession.

c.              Inactivity Timeout - DST shall employ access and password controls as well as inactivity timeouts of no longer than thirty (30) minutes on laptops, desktops and mobile devices managed by DST and used by DST’s personnel.

d.              DST shall maintain the ability to remotely remove Client Data promptly from mobile devices managed by DST.

10.	Information Systems Acquisition Development and Maintenance.
a.	Client Data – Client Data shall only be used by DST for the purposes specified in the Agreement.

b.              Virus Management - DST shall maintain a malware protection program reasonably designed to deter malware infections, detect the presence of malware within the DST environment.

11.	Incident Event and Communications Management.

a.              Incident Management/Notification of Breach - DST shall develop, implement and maintain an incident response plan that specifies actions to be taken when DST or one of its subcontractors if in DST’s discretion it is applicable to such subcontractor, suspects or detects that a party has gained material confirmed unauthorized access to Client Data or systems or applications containing any Client Data (the “Response Plan”). Such Response Plan shall include the following:

i.               Escalation Procedures - An escalation procedure that includes notification to senior managers and appropriate reporting to regulatory and law enforcement agencies, as applicable. This procedure shall provide for reporting of incidents that compromise the confidentiality of Client Data (including backed up data) to Client via telephone or email (and provide a confirmatory notice in writing as soon as practicable); provided that the foregoing notice obligation is excused for such period of time as DST is prohibited by law, rule, regulation or other governmental authority from notifying Client.

ii.              Incident Reporting - DST will use commercially reasonable efforts to promptly furnish to Client information that DST has regarding the general circumstances and extent of such unauthorized access to the Client Data.

iii.            Investigation and Prevention – Subject to the limitations of liability set forth in the Agreement, DST shall reasonably assist Client in investigating of any such unauthorized access and shall use commercially reasonable efforts to, in DST’s discretion, mitigate loss from any such unauthorized access.

DST shall instruct its employees, agents, and in DST’s reasonable discretion, its subcontractors, if applicable, that they shall comply with the terms of this contract for security, access, and safety requirements for the protection of Client’s information assets and incorporate similar terms into their contract agreements with their third party providers.

dst Insurance Summary

Type of Coverage: Workers’ Compensation* Limits: Statutory Description of Coverage: Covers medical and indemnity benefits for injury arising out of and in the course of employment to all employees.	Carrier: Travelers Rating: A++, XV

Type of Coverage: Automobile Liability

Limits: $[ ] Combined single limit bodily injury and property damage per accident

Description of Coverage:

Covers liability for bodily injury or property damage involving any auto including hired and non-owned vehicles.

Carrier: CNA Rating: A, XV

Type of Coverage: Employer’s Liability

Limits: $[ ]

Description of Coverage:

Covers employer’s liability in the event of bodily injury or illness caused by employer’s negligence or failure to provide a safe workplace.

Carrier: Travelers Rating: A++, XV
Type of Coverage: General Liability Limits: $[ ] Per Occurrence/$[ ] Aggregate Description of Coverage: Covers liability for bodily injury, property damage, advertising injury or personal injury.	Carrier: CNA Rating: A, XV

Type of Coverage: Umbrella/Excess

Limits: $[ ]

Description of Coverage:

Provides coverage excess of that provided by Commercial General Liability, Automobile Liability, and Workers Compensation insurance.

Carrier: CNA Rating: A, XV

Type of Coverage: Financial Institution Bond/Computer Crime*

Limits: $[ ] Per Loss

Description of Coverage:

Covers losses caused by dishonesty of employees, physical loss of securities on/or outside premises while in the possession of an authorized person, or forgery/alteration of checks or similar instruments. Also covers losses due to computer-related fraud/crimes.

Carrier: Travelers Rating: A++, XV

Type of Coverage: Professional/Network Security/Privacy Liability*

Limits: $[ ]

Description of Coverage:

Indemnifies against financial loss resulting or arising from acts, errors or omissions, in rendering services or from breaches of security, privacy violations, breach of security and/or privacy regulations, data theft, damage, destruction or corruption, including without limitation, unauthorized access, unauthorized use, identity theft of personally identifiable information or confidential corporate information, virus transmission and denial of service.

Carrier: CNA Rating: A, XV

Type of Coverage: Property*

Limits: Replacement Cost

Description of Coverage:

Provides coverage for buildings, leasehold improvements, personal property, EDP hardware and software, business interruption, extra expense, and loss of rents.

Carrier: FM Global Rating: A+, XV
Type of Coverage: Mail Bond Limits: $[ ] Description of Coverage: Provides indemnity for securities mailed from offices of DST and lost in the mail.	Carrier: Travelers Rating: A++, XV

Note: The * indicates policies are subject to a deductible.

ADDENDUM TO THE AGENCY AGREEMENT
BY AND BETWEEN
FEDERATED PROJECT AND TRADE FINANCE TENDER FUND
AND
DST SYSTEMS, INC.

This ADDENDUM TO THE AGENCY AGREEMENT (this “Addendum”), dated as of December 6, 2016 (the “Agency Agreement”), by and between FEDERATED PROJECT AND TRADE FINANCE TENDER FUND (the “Fund”) and DST SYSTEMS, INC. (“DST”), is made effective as of June 29, 2017 (“Addendum Effective Date”) and incorporates the Agency Agreement by reference. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agency Agreement.

WHEREAS, under the Agency Agreement, DST provides to Fund the Services as described therein; and

WHEREAS, the Fund and DST now agree to add the following additional services and investment product to the Services DST provides pursuant to the Agency Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Fund and DST agree as follows:

1.       The Fund instructs and authorizes DST to provide the Services as set forth in the Agency Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring the Fund made available by the Fund, and offered through DST’s IRA custodial offering where DST acts as service provider. The Fund acknowledges and agrees that as part of such Services, DST will act as service provider to the custodian for such IRA Accounts. The Fund agrees that DST will perform the following functions, among others, with respect to the IRA Accounts:

• securityholder recordkeeping;

• account setup and maintenance;

•	account servicing (including returning securityholders’ initial principal investment if requested pursuant to 7-day right of revocation as allowed per statutory regulations);
•	receipt and handling of securityholders’ instructions, notices, forms and remittances;

• receipt of securityholder monies within the Fund universal bank account;

• movement of securityholder money to either the Fund or custodian cash positions;

• payment, dividend disbursement and bank account reconciliation;

•	preparing, mailing, distributing and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended (the “Code”), with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;
•	providing all securityholder notices and other information which the custodian provides with regard to the IRA Accounts under applicable federal and state laws;
•	providing reasonable assistance to the Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time);
•	solicitation and processing of securityholder paid custodial fees; and

• processing of annual custodian maintenance fees from cash or reinvested distributions.

Reimbursable expenses, including but not limited to postage and mailing, as provided in the Agency Agreement shall apply to the IRA Accounts to the same extent and for the same items as for the other Fund accounts, provided that in no event shall Fund be responsible for separate expenses related to the custodian’s processing obligations, including but not limited to filing of tax reports, information returns and other documents required by the Code.

The Fund hereby authorizes DST to (i) identify the Fund as a potential investment product for investment in the IRA Accounts on the custodian’s website and processing forms; and (ii) notify broker-dealers who are authorized by properly executed selling agreements between the broker-dealer and Federated Securities Corp. of the availability of the IRA Accounts as an investment option to their customers.

2.       In connection with providing Services for the IRA Accounts, the Fund hereby authorizes DST, acting as agent for the Fund: (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (a “Bank”) into which DST shall deposit the Fund’s funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund and the IRA securityholders provided for in this Addendum; (2) move money to either the Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to DST, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Addendum and the Agency Agreement with respect to the IRA Accounts. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for Automated Clearing House (ACH), wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Addendum. In each of the foregoing situations, DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in accordance with the Standard of Care (as defined in the Agency Agreement, and including, among other things, with respect to DST selecting and monitoring the activities of such Bank).

3.       Representations, Warranties and Covenants. DST hereby represents, warrants and covenants that:

  Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;
  Any agreement between DST and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing reasonable prior written notice to DST; and
  In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with DST (or otherwise resigns as custodian of the IRA Accounts), DST shall: (i) provide prompt notice to the Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

4.       Investment Authority; No Fiduciary. In no event shall the Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall the Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

5.       No Other Changes; Conflict. Subject to the specific modifications made in this Addendum, all terms and conditions of the Agency Agreement shall remain in full force and effect and shall apply to this Addendum. In the event of any conflict or inconsistency between the provisions of the Agency Agreement and this Addendum, the provisions of this Addendum shall control with respect to the subject matter set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed in their names and on their behalf by and through their duly authorized officers as of the Addendum Effective Date.

FEDERATED PROJECT AND TRADE FINANCE TENDER FUND	DST SYSTEMS, INC.
By: /s/ J. Christopher Donahue	By: /s/ Christopher G. Shaw
Name: J. Christopher Donahue	Name: Christopher G. Shaw
Title: President	Title: Officer
Date: 06/29/17	Date: 06/19/17

1 Each financial product, inclusive of all share classes for that product, is measured individually for purposes of the asset based fees described above as of the end of the billing period.

2 DST requires 120 days’ notice to begin providing Optional Services, which time period may be reduced upon mutual agreement.  DST requires 120 days’ notice to cease supporting and billing for Optional Services.  The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.

3 [ ]% of annual fees, not to exceed $[ ] per year.

4The annual charge of $[ ] per account, paid monthly in increments of one-twelfth of the annual charge and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

5The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response. DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge. Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge. If applicable, Vision Charges do not include any charges or expenses Customer may incur separately from DST for AWD transactions or images offered through Vision.

6The Batch Statement Load charge and the Data Extract charge will only be assessed at the time the statements are provided to Vision by the statement vendor or at the time data files are retrieved by Vision, as applicable, not at the time of viewing or downloading.

7 If Customer uses DST Systems, Inc. as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

8 For clarity, regardless of whether Customer has elected to allow the Financial Products to participate in DST Prime for New Account Establishment and New Account Web Service Image Delivery (DST Prime is a service offered through DST Brokerage Solutions, LLC (“DST BS”) to brokers and other intermediaries and requires an agreement between the broker and DST BS and payment by the broker to DST BS), the Vision charges specified above will apply to all New Account Establishment and New Account Web Service Image Delivery transactions.

9 NSCC Reject Processing and Workflow Response shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

10 ID Charges, Monthly Statement Interface Support Charges and Dealer/Branch/Rep Updates Flat Fee are not included in Volume Discount calculations.

11 Control” over an entity shall mean (i) the possession, directly or indirectly, of 100% of the voting power to elect directors, in the case of an entity that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or an entity having management rights comparable to those of a general partner shall be deemed to control such entity. The terms “controlling” and “controlled” shall have corollary meanings.

12 Requires a separate contract.